UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D. C. 20549
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
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METHODE ELECTRONICS, INC.
(Name of Registrant as Specified in Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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METHODE ELECTRONICS, INC.
8750 West Bryn Mawr Avenue, Suite 1000
Chicago, Illinois 60631
(708) 867-6777

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON SEPTEMBER 11, 2024
To our Stockholders:
The 2024 Annual Meeting of Stockholders of Methode Electronics, Inc. (“Methode” or the “Company”) will be held on Wednesday, September 11, 2024, at 11:00 a.m., Central Daylight Time. The 2024 Annual Meeting will be a virtual meeting conducted via live webcast. You will be able to attend the Annual Meeting as well as vote and submit your questions during the live webcast of the meeting by visiting www.virtualshareholdermeeting.com/MEI2024 and entering the 16-digit control number included in the Notice of Internet Availability of Proxy Materials, on your proxy card or in the instructions that accompanied your proxy materials.
At the Annual Meeting, stockholders will be asked to consider and vote on the following matters, each as more fully described in the accompanying proxy statement:
1.
To elect each director nominee to hold office until the Company’s 2025 Annual Meeting of Stockholders or until such director’s earlier resignation, or a respective successor is duly elected and appointed;

2.	To ratify the Audit Committee’s selection of Ernst & Young LLP to serve as our independent registered public accounting firm for the fiscal year ending May 3, 2025;
3.	To approve, on a non-binding, advisory basis, the compensation of Methode’s named executive officers; and
4.	To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.
Only stockholders of record at the close of business on July 15, 2024, the record date, are entitled to notice of and to vote at the Annual Meeting.
Your vote is important. Whether or not you plan to attend the Annual Meeting, you are requested to vote your shares via the internet, by telephone or by completing and returning the proxy card if you requested paper copies of the Company’s proxy materials. Any person giving a proxy has the power to revoke it at any time prior to the Annual Meeting and stockholders who attend the Annual Meeting may withdraw their proxies and vote online at the Annual Meeting.
By Order of the Board of Directors,

Walter J. Aspatore
Chairman
Chicago, Illinois
July 29, 2024
Important Notice Regarding the Availability of Proxy Materials for
the Annual Meeting of Stockholders to Be Held on September 11, 2024
We are furnishing the proxy materials for the Annual Meeting electronically using the internet through the mailing to our stockholders of a Notice of Internet Availability of Proxy Materials (the “Notice and Access Card”). The Notice and Access Card will be mailed to stockholders on July 29, 2024. Please visit the website www.proxyvote.com to view electronic versions of our Proxy Statement and our 2024 Annual Report on Form 10-K, and to request electronic delivery of future proxy materials.

METHODE ELECTRONICS, INC.
8750 West Bryn Mawr Avenue, Suite 1000
Chicago, Illinois 60631
(708) 867-6777

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS
September 11, 2024
This proxy statement is being furnished by and on behalf of the Board of Directors of Methode Electronics, Inc. (“Methode” or the “Company”), in connection with the solicitation of proxies to be voted at the 2024 Annual Meeting of Stockholders (the “Annual Meeting”). The 2024 Annual Meeting will be a virtual meeting conducted via live webcast.
We are furnishing the proxy materials for the Annual Meeting through the mailing to our stockholders of a Notice of Internet Availability of Proxy Materials (the “Notice and Access Card”). The Notice and Access Card was mailed on July 29, 2024 to stockholders of record as of July 15, 2024. Please visit the website www.proxyvote.com to view electronic versions of this proxy statement and our 2024 Annual Report on Form 10-K, and to request electronic delivery of future proxy materials.
GENERAL INFORMATION ABOUT THE ANNUAL MEETING
Where and when will the Annual Meeting be held?
The Annual Meeting will be held at 11:00 a.m., Central Daylight Time, on Wednesday, September 11, 2024. The Annual Meeting will be a virtual meeting via live webcast on the internet.
Who can vote at, and participate in, the Annual Meeting?
Holders of record of our common stock as of the close of business on July 15, 2024, the record date, are the only stockholders who are entitled to vote at, and participate in, the Annual Meeting. On that date, there were 35,324,385 shares of Methode common stock outstanding.
How can I vote my shares at, and participate in, the Annual Meeting?
The Annual Meeting will be held entirely online. You will be able to attend the Annual Meeting as well as vote and submit your questions during the live webcast of the meeting by visiting www.virtualshareholdermeeting.com/MEI2024 and entering the 16-digit control number included in the Notice and Access Card, on your proxy card or in the instructions that accompanied your proxy materials.
If you are not a stockholder of record but hold shares as a beneficial owner in street name, you may be required to provide proof of beneficial ownership, such as your account statement as of the record date, a copy of the voting instruction form provided by your broker, bank, trustee, or nominee, or other similar evidence of ownership. If you do not comply with the procedures outlined above, you will not be admitted to the virtual Annual Meeting.
How can I vote my shares without attending the Annual Meeting?
To vote your shares without attending the Annual Meeting, please follow the instructions for internet or telephone voting on the Notice and Access Card. You will need the 16-digit control number included on your Notice and Access Card to authorize a proxy to vote your shares via the internet or by telephone. You can authorize a proxy to vote your shares at any time prior to 10:59 p.m., Central Daylight Time, on September 10, 2024, the day before the Annual Meeting. If you request printed copies of the proxy materials by mail, you may also vote by signing your proxy card and returning it by mail.
What do I do if my shares are held in “street name”?
If your shares are held in a brokerage account or by a bank or other holder of record, you are considered the “beneficial owner” of shares held in “street name.” The Notice and Access Card or proxy materials, if you elected to receive a hard copy, has been forwarded to you by your broker, bank or other holder of record who is considered, with respect to those shares, the stockholder of record. As the beneficial owner, you have the right to direct your broker, bank or other holder of record on how to vote your shares by following their instructions for voting.

How many votes do I have?
Each share of Methode common stock that you own entitles you to one vote.
What am I voting on at the Annual Meeting?
At the Annual Meeting, stockholders are being asked to consider and vote on the following three proposals:
Proposal 1: The election of ten directors, each to hold office until the Company’s 2025 Annual Meeting of Stockholders or until any such director’s earlier resignation, or until his or her successor is duly elected and qualified;
Proposal 2: The ratification of the appointment of Ernst & Young LLP (“EY”) as the Company’s independent registered public accounting firm for fiscal 2025; and
Proposal 3: Approval, on a non-binding, advisory basis, of the compensation of the Company’s named executive officers, as disclosed in this proxy statement (the “Say-on-Pay Proposal”).
How does the Board recommend I vote on the proposals?
The Board of Directors recommends that you vote “FOR” each of Methode’s nominees for director (Proposal 1), “FOR” the ratification of EY as our independent registered public accounting firm (Proposal 2) and “FOR” the Say-on-Pay Proposal (Proposal 3).
If you submit a proxy without indicating your vote on any matter, the designated proxies will vote in favor of Proposals 1, 2, and 3.
How many votes are needed to approve each of the proposals?
For the election of directors (Proposal 1), the auditor ratification proposal (Proposal 2), and the Say on Pay Proposal (Proposal 3), stockholders may vote “for,” “against,” or “abstain” from voting. The affirmative vote of a majority of the stock having voting power present in person or represented by proxy at the Annual Meeting is required to approve each of these proposals. While broker non-votes will be considered as present at the Annual Meeting for quorum purposes, they will not be counted for purposes of determining the number of shares having voting power with respect to the election of directors (Proposal 1) or the Say on Pay Proposal (Proposal 3). Abstentions will be considered as present but will not be considered as votes in favor of any proposal. Consequently, abstentions have the effect of voting against each of Proposals 1, 2 and 3, while broker non-votes will have no effect as to voting for or against Proposal 1 or Proposal 3.
What is a “broker non-vote”?
A “broker non-vote” occurs when a nominee holding shares for a beneficial owner does not vote on a proposal because the nominee has not received instructions from the beneficial owner and does not have discretionary voting power. Under the rules of the New York Stock Exchange (the “NYSE”), brokerage firms have the authority to cast votes on certain “routine” matters if they do not receive instructions from their customers. The auditor ratification proposal (Proposal 2) is considered a “routine” matter and your shares may be voted on such proposal if they are held in the name of a brokerage firm even if you do not provide voting instructions. The other proposals being considered and voted on at the Annual Meeting are “non-routine” matters for which brokers may not vote absent voting instructions from the beneficial owner.
What constitutes a quorum?
The presence, in person or by proxy, of the holders of a majority of the outstanding shares of Methode’s common stock is necessary to constitute a quorum at the Annual Meeting. Broker non-votes and abstentions will be considered present for the purpose of determining whether we have a quorum.
What if other matters come up at the Annual Meeting?
At the time the Notice and Access Cards were mailed to our stockholders, we were not aware of any matters to be properly presented at the Annual Meeting other than those referred to in this proxy statement. If other matters are properly presented at the Annual Meeting, and you are a stockholder of record and have authorized a proxy to vote your shares, the persons named as proxies will have the discretion to vote on those matters for you.

Can I revoke my proxy after I authorize a proxy to vote my shares?
Yes. You may revoke your proxy by notifying our Corporate Secretary in writing that you wish to revoke your proxy at the following address: Methode Electronics, Inc., 8750 West Bryn Mawr Avenue, Suite 1000, Chicago, Illinois 60631. You may also revoke your proxy by submitting a later dated and properly executed proxy (including by means of the telephone or internet) or by voting at the Annual Meeting. New paper proxy cards should be sent to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. Your attendance at the virtual Annual Meeting will not, by itself, revoke a proxy previously authorized by you. We will honor the proxy card or authorization with the latest date.
Why did I receive a notice in the mail regarding the internet availability of the proxy materials instead of a paper copy of the proxy materials?
Under the “Notice and Access” rules of the Securities and Exchange Commission (the “SEC”), we are permitted to furnish proxy materials to our stockholders by providing access to such documents on the internet instead of mailing printed copies. The Notice and Access Card mailed to our stockholders provides instructions regarding how to access and review all the proxy materials on the internet. The Notice and Access Card also instructs you as to how you may authorize a proxy to vote your shares via the internet or by telephone. If you would like to receive a paper copy of our proxy materials, you should follow the instructions for requesting such materials printed on the Notice and Access Card.
How can I find the voting results of the Annual Meeting?
We intend to announce preliminary voting results at the Annual Meeting and disclose final voting results in a Current Report on Form 8-K filed with the SEC within four business days following the Annual Meeting.
Who pays for this proxy solicitation?
Methode will pay for this proxy solicitation. Our directors, officers or other regular employees may solicit proxies by telephone, by e-mail or in person. No additional compensation will be paid to directors, officers and other regular employees for such services.
What is “householding” and how does it affect me?
We are sending only one copy of our Notice and Access Card and, if applicable, our proxy materials, to stockholders who share the same last name and address, unless they have notified us that they want to continue receiving multiple copies. This practice is known as “householding.” Stockholders who participate in householding will continue to be able to access and receive separate proxy cards. If you received a householded mailing this year and you would like additional copies of our Notice and Access Card and proxy materials, if you would like to participate in householding or if you would like to opt out of householding, please contact us at: 8750 West Bryn Mawr Avenue, Suite 1000, Chicago, Illinois 60631, Attention: Corporate Secretary, or telephonically at 708-867-6777.

CORPORATE GOVERNANCE
We are committed to maintaining high standards of corporate governance in order to serve the long-term interests of Methode and our stockholders.
Director Independence
Our Nominating and Governance Committee conducts an annual review and makes a recommendation to the full Board as to whether each of our nominees for director meets the applicable independence standards of the SEC and the NYSE. The Board has determined that all of the nominees for director are independent under the applicable standards, except for Jonathan DeGaynor, our President and Chief Executive Officer. Mr. DeGaynor’s lack of independence relates solely to his service as an executive officer and is not due to any other transactions or relationships.
In addition, our Board of Directors has determined that each member of our Audit Committee, our Compensation Committee and our Nominating and Governance Committee satisfies the applicable independence standards, if any, of the SEC and the NYSE for service on those committees.
Board Committees
The following chart sets forth the membership, principal functions and number of meetings held in fiscal 2024 for our Audit Committee, Compensation Committee, Nominating and Governance Committee, Technology Committee and Medical Products Committee. In September 2023, upon the recommendation of our Nominating and Governance Committee, the Board approved the dissolution our Medical Products Committee in connection with the discontinuation of our medical device business.
Committee	Members	Principal Functions		Number of Meetings in Fiscal 2024
Audit	Mary A. Lindsey (Chair) David P. Blom Therese M. Bobek Janie Goddard Angelo V. Pantaleo Mark D. Schwabero	•	Oversees accounting and financial reporting processes, and audits of financial statements.	8
		•	Monitors performance of internal audit function and our system of internal controls.
•
Monitors performance, qualifications and independence of our independent registered public accounting firm, makes decisions regarding the retention, termination and compensation of such firm and approves related services.

		•	Monitors compliance with legal and regulatory requirements pertaining to financial statements.
		•	Reviews our financial press releases and certain SEC filings.
•
Discusses with management major financial risk exposures and the steps taken to monitor and control such exposures, and discusses guidelines and policies by which risk assessment and risk management is undertaken

		•	Regularly reviews with management the Company’s cybersecurity and information technology (IT) practices and policies.
		•	If applicable, reviews related party transactions and potential conflict of interest situations.

Committee	Members	Principal Functions		Number of Meetings in Fiscal 2024
Compensation	Bruce K. Crowther (Chair) Walter J. Aspatore David P. Blom Brian J. Cadwallader	•	Oversees our executive compensation policies and plans.	9
		•	Approves goals and incentives for the compensation of our Chief Executive Officer and, with the advice of the Chief Executive Officer, the other executive officers
		•	Approves grants under our stock plan
		•	Oversees our culture and strategies relating to human capital management.
		•	Makes decisions regarding the retention, compensation and termination of any Committee compensation consultant, and monitors their independence.
		•	Evaluates whether risks arising from our compensation policies and practices are reasonably likely to have a material adverse effect.
Nominating and Governance	Brian J. Cadwallader (Chair) Walter J. Aspatore Therese M. Bobek Darren M. Dawson Mark D. Schwabero	•	Recommends director candidates for election to our Board.	5
		•	Recommends Board committee assignments.
		•	Recommends compensation and benefits for directors.
		•	Oversees our Enterprise Risk Management (ERM) program.
		•	Reviews succession planning for our executive officers.
		•	Reviews and recommends revisions to our Corporate Governance Guidelines.
		•	Oversees an annual evaluation by the independent directors of the performance of the CEO.
		•	Conducts an annual assessment of Board and committee performance
Technology	Darren M. Dawson (Chair) Janie Goddard Angelo V. Pantaleo	•	Reviews with management our technology assets and future needs.	2
		•	Reviews technology research and development activities and possible acquisitions of technology.
Medical Products	David P. Blom (Chair) Bruce K. Crowther Donald W. Duda Mary A. Lindsey	•	Reviews with management our business strategies for developing and marketing our medical device products.	1
		•	Evaluates industry and market trends that may affect our medical device business.

In fiscal 2024, the Board appointed an Executive Committee to act with the full authority of the Board, in intervals between meetings of the Board, except to the extent such authority has been limited in the Executive Committee Charter. The members of the Executive Committee consist of the Chairman of the Board and the Chairs of each of the Nominating and Governance Committee, the Compensation Committee and the Audit Committee. The Executive Committee did not meet in fiscal 2024.
Our committees operate pursuant to charters adopted by the Board. Our committee charters and our Corporate Governance Guidelines are available on the Investors page of our website at methode.com or in print upon any stockholder’s request.
Board Meetings, Leadership Structure, Evaluations and Education
During fiscal 2024, our Board of Directors held nine meetings, and no director attended less than 75% of the aggregate of the total number of meetings of our Board and the total number of meetings held by the respective committees on which he or she served. Under our Corporate Governance Guidelines, our directors are expected to attend Board and stockholder meetings and meetings of committees on which they serve. Our directors are expected to meet as frequently as necessary to properly discharge their responsibilities.
Our independent directors hold regularly scheduled executive sessions at which only independent directors are present. Pursuant to our Corporate Governance Guidelines, our Chairman of the Board is the Presiding Director of such sessions.
The Board of Directors has determined that having an independent director serve as Chairman of the Board is in the best interests of our stockholders. This structure provides for a greater role for the independent directors in the oversight of Methode and active participation of the independent directors in setting agendas and establishing priorities and procedures for the work of the Board.
The Nominating and Governance Committee oversees the annual Board and committee evaluation process. Each year, our independent directors complete a written evaluation which focuses on Board and committee practices, processes and skills, and seeks input on opportunities for improvement. To protect the directors’ anonymity and the integrity of the process, outside legal counsel reviews the completed evaluations and compiles the responses into a written report, which is then distributed to, and discussed by, the Nominating and Governance Committee and the full Board. In addition, in fiscal 2024, the Board reviewed a report from Korn Ferry, a consulting firm, regarding Board and committee effectiveness.
The Company believes that ongoing education is important for the ability of our directors to fulfill their duties, and supports our Board members in continuing education throughout their service with Methode. The Company encourages directors to participate in external director education programs, and reimburses directors for the expenses of their attendance. Internal and external specialists also provide the Board with educational sessions on particular topics during our regular Board meetings.
Risk Oversight, Cybersecurity and Compensation Policy Risks
Our Board of Directors has oversight responsibility for our strategic and operational risks. Our Board and committees review information regarding Methode’s markets, competition and financial risks, as well as risks associated with Methode’s operations throughout the world, including cybersecurity. Our Audit Committee discusses with management Methode’s major financial risk exposures and the steps management has taken to monitor and control such exposures and reviews the process by which risk is managed and assessed. Our Audit Committee also reviews the Company’s information technology practices and policies and is briefed quarterly by management. Our Nominating and Governance Committee oversees the Company’s Enterprise Risk Management (ERM) program. Our Compensation Committee evaluates risks arising from Methode’s compensation practices and policies. The entire Board of Directors is regularly informed about the risk management policies and practices monitored by the various committees.
The Audit Committee is responsible for regularly reviewing with management the Company’s cybersecurity practices and policies. The Audit Committee regularly reports risks and compliance actions to the Board. As part of its oversight role, the Audit Committee receives regular reporting about our strategy, programs, incidents and threats, and other developments and action items related to cybersecurity regularly throughout the year, including through quarterly updates from the Chief Information Officer (“CIO”) who is also our Chief Information Security Officer. In addition, on at least an annual basis, the full Board receives reports, summaries or presentations related to cybersecurity threats, risk, mitigation and related processes from our CIO.

The Compensation Committee monitors the mix and design of the elements of executive compensation and believes that our compensation programs do not encourage management to assume excessive risks. We believe that risks arising from our compensation policies and practices for our employees are not reasonably likely to have a material adverse effect on Methode.
Nominating Process of the Nominating and Governance Committee
Our Nominating and Governance Committee is responsible for identifying and recommending to our Board of Directors individuals qualified to become directors consistent with criteria approved by our Board. In considering potential candidates for our Board, including with respect to nominations for re-election of incumbent directors, the Committee considers the potential candidate’s integrity and business ethics; strength of character, judgment and experience consistent with our needs; specific areas of expertise and leadership roles; and the ability to bring diversity to our Board, including ethnic, racial and gender diversity. The Committee seeks an appropriate balance between newer directors and longer-serving directors. While the Nominating and Governance Committee charter and our Corporate Governance Guidelines do not prescribe diversity standards, the Committee considers diversity in the context of the Board as a whole, including whether the potential candidate brings complementary skills and viewpoints.
The Committee also considers the ability of the individual to allocate the time necessary to carry out the tasks of Board membership, including membership on appropriate committees. We believe that our directors’ outside directorships enable them to contribute valuable knowledge and experience to the Board. Nonetheless, the Board is sensitive to the potential for overboarding to compromise the ability of these directors to effectively serve on our Board and committees. Our Corporate Governance Guidelines limit each director’s service on the boards of public companies to no more than three other boards. Our Audit Committee Charter limits each member’s service on audit committees of public companies to no more than two other audit committees, unless approved by the Board.
The Committee has adopted a process for identifying new director candidates. Recommendations may be received by the Committee from various sources, including directors and Company contacts. The Committee has used a search firm to assist with the independent director recruitment process and has sole authority to retain and terminate any such search firm and approve the search firm’s fees.
The Committee will also consider suggestions from our stockholders. Stockholders may recommend candidates at any time, but the Committee requires recommendations for election at our Annual Meeting to be submitted to the Committee no later than 120 days before the first anniversary of the date of the proxy statement from the previous year’s Annual Meeting. The written notice must include (i) the name, age, address and principal occupation or employment of the proposed nominee, (ii) the number of shares of our common stock owned by such nominee, (iii) a statement that the nominee is willing to be nominated, and (iv) any other information required in a proxy statement under the SEC’s rules. Recommendations must be sent to the Nominating and Governance Committee, Methode Electronics, Inc., 8750 West Bryn Mawr Avenue, Suite 1000, Chicago, Illinois 60631. Any recommendations from stockholders will be evaluated in the same manner that potential nominees suggested by directors or Company contacts are evaluated. Information regarding the requirements to nominate a director at our 2025 Annual Meeting is set forth below under “Other Information—Stockholder Proposals and Director Nominations.”

Summary of Qualifications of Director Nominees
The following table highlights certain skills, experience and qualifications that each of the director nominees brings to the Board.
Skills and Experience	Blom	Bobek	Cadwallader	Crowther	Dawson	DeGaynor	Goddard	Lindsey	Pantaleo	Schwabero
Leadership and Strategy	✔	✔	✔	✔	✔	✔	✔	✔	✔	✔
Financial/Accounting		✔				✔		✔		✔
Mergers and Acquisitions	✔		✔			✔	✔	✔	✔	✔
Cybersecurity/IT Systems		✔	✔			✔		✔		✔
International Business			✔			✔	✔	✔	✔	✔
Technology/Innovation	✔		✔		✔	✔	✔		✔	✔
Industry Experience	✔		✔	✔	✔	✔				✔
Public Company Board Service	✔			✔	✔	✔	✔	✔		✔
Manufacturing/Operations	✔				✔	✔	✔		✔	✔
Corporate Responsibility
The Company is committed to being a responsible steward to the environment, its employees, and the communities in which it operates, and conducting its operations in an ethical manner with honesty and integrity. Guided by these principles and with Board of Directors oversight, we are implementing and continuously improving our Environmental, Social and Governance (ESG) strategy.
In fiscal 2024, we updated the inaugural materiality assessment of our environmental and social priorities conducted in fiscal 2022. This updated assessment will allow us to better refine the environmental and social issues most important to our internal and external stakeholders and validated the four themes that serve as the foundation of our ESG strategy: Environmental Stewardship; Workplace and Community; Responsible Governance; and Product Innovation.
Environmental Stewardship. The Company practices responsible environmental management to protect its employees, customers, communities, and the environment. This includes:
•	considering a lifecycle perspective and supporting a circular principle for waste;
•	improving the efficiency and conservation of energy and natural resources;
•	reducing the emission of air pollutants, including greenhouse gases; and
•	considering pollution prevention by seeking to reduce, reuse and/or recycle waste and packaging material.
As part of this effort, we have numerous programs in place at our global locations to reduce waste generation, improve waste sorting and increase waste diversion from landfills. We are dedicated to pursuing environmentally sustainable practices through initiatives such as utilizing reusable shipping containers and vertically integrated manufacturing to reduce logistics. We have a process in place to monitor the environmental practices at our global facilities via periodic third-party audits.
We are committed to reducing greenhouse gas (GHG) emissions associated with our energy consumption and mobile sources at our manufacturing facilities. Projects include implementing energy efficiency measures in indoor locations, installing on-site solar, and continuing the electrification of our diesel and gasoline powered equipment and vehicles.

Workplace and Community. The Company takes pride in its relationships with its employees, suppliers, and customers and the communities in which it operates.
Values and Ethics. Our corporate culture is committed to doing business with integrity, teamwork, and performance excellence. Our core values include innovation, continuous improvement, passion and a sense of urgency. Our Code of Business Conduct and our Anti-Corruption Policy address topics such as anti-corruption, discrimination, human rights, anti-slavery, trade, harassment, privacy, appropriate use of company assets, protecting confidential information, and reporting violations anonymously. These policies have been translated into multiple languages and are posted on our website at methode.com. In addition, our U.S. employees complete annual training on the prevention of discrimination, harassment, and sexual harassment and learn how to identify, report, and stop these harmful situations. We also offer an anonymous hotline for employees or other parties to utilize when reporting concerns or potential violations.
Workplace Safety and Health. The success of our business is fundamentally connected to the well-being of our employees. We maintain a work environment with a safety culture grounded on the premise of eliminating workplace incidents, risks, and hazards. We have practices in place to help eliminate safety events and reduce their frequency and severity, and our employees are trained on safety-related topics. Employees are empowered to report safety concerns or other observations without fear of reprisal. We have a process in place to monitor the safety practices at our global facilities via periodic third-party audits.
Additionally, we offer the Vitality Wellness Program to our full-time U.S. employees and their spouses. This program provides individualized health-enhancement plans, including online support programs for mental, physical, and financial well-being.
Human Rights and Community Relations. The Company is committed to upholding the human rights and dignity of all persons in both our business operations and our global supply chain. The Company does not tolerate any forms of modern slavery, including human trafficking, forced or indentured labor, prison labor, child labor, illegal employment conditions or any other forms of illegal employment practices or violations of employment laws.
Diversity and Inclusion. As highlighted in our Diversity & Inclusion Statement available on our corporate website, we believe that diversity and inclusion are business imperatives that will enable us to build and empower our future workforce. We strive to maintain a diverse and inclusive workforce that reflects our global customer base and the communities that we serve. We also strive for diversity in leadership, which has the power to drive innovation, foster inclusion, and ensure a variety of perspectives are considered in company decision-making.
Responsible Governance. We are committed to maintaining high standards of corporate governance in order to serve the long-term interests of Methode and our stakeholders. Our corporate governance policies promote transparency and accountability. Our governance policies address topics such as anti-corruption, discrimination, human rights, anti-slavery, trade compliance, harassment, privacy, appropriate use of company assets, safeguarding confidential information, and a process to report violations anonymously.
Board of Directors. As highlighted above, we have strong corporate governance practices, including engaged independent directors and committee members, an independent Chairman of the Board and annual board and committee evaluations. Our Board of Directors reflects an effective mix of diverse perspectives and business expertise. Additionally, our Board is responsible for overall risk oversight of the Company, which includes certain environmental, social, supply chain, cybersecurity and other governance matters.
Business Ethics. The Company strives to conduct business in an honest, ethical, and responsible manner. We maintain a Code of Business Conduct that applies to all employees globally, covering all controlled Methode subsidiaries. We also expect our suppliers, contractors, agents, and representatives to abide by the same high standards when conducting business with or on behalf of the Company. Methode is committed to compliance with foreign, federal, state and local laws and regulations. We are proud of our commitment to conducting our business with the highest level of ethics and integrity.
Supply Chain Standards. The Company’s supply chain team seeks suppliers who will maintain the Company’s ethical business values. The Company has adopted a Supplier Code of Conduct which includes topics such as anti-corruption, discrimination, health and safety, protecting confidential information, and legal compliance. It also references our Conflict Minerals Policy.

Product Innovation. Methode is a leading global supplier of custom-engineered solutions with sales, engineering and manufacturing locations in North America, Europe, Middle East, and Asia. We design, engineer, and produce mechatronic products for original equipment manufacturers (OEMs) utilizing our broad range of technologies for user interface, LED lighting system, power distribution and sensor applications. Our solutions are found in the end markets of transportation (including automotive, commercial vehicle, e-bike, aerospace, bus and rail), cloud computing infrastructure, construction equipment, and consumer appliance. Our business is managed on a segment basis, with those segments being Automotive, Industrial, Interface and Medical. Our Medical segment was discontinued in fiscal 2024. We supply electronic and electro-mechanical devices and related products to automobile OEMs, either directly or through their tiered suppliers, including solutions for the electric vehicle (EV) market to accelerate the green transition.
Additional Information. Additional information regarding our activities related to environmental, social and governance initiatives can be found in our 2024 Corporate Social Responsibility Report, which is located on our website at methode.com. Please note that like other information on, or accessible through, our corporate website, our Corporate Social Responsibility Report is not part of our proxy solicitation materials nor is it incorporated by reference herein.
Communications with Directors
The Annual Meeting provides an opportunity each year for stockholders to ask questions of, or otherwise communicate directly with, members of our Board of Directors on appropriate matters. All our directors attended the 2023 Annual Meeting. We anticipate that all our directors will attend the 2024 Annual Meeting.
In addition, interested parties may, at any time, communicate in writing with any particular director, or our independent directors as a group, by sending such written communication to the Corporate Secretary of Methode Electronics, Inc. at 8750 West Bryn Mawr Avenue, Suite 1000, Chicago, Illinois 60631. Copies of written communications received at such address will be provided to the relevant director or the independent directors as a group unless such communications are considered, in the reasonable judgment of the Corporate Secretary, to be improper for submission to the intended recipient(s). Examples of stockholder communications that would be considered improper for submission include, without limitation, customer complaints, solicitations, communications that do not relate directly or indirectly to us or our business or communications that relate to other improper or irrelevant topics.
Stockholder Engagement
We believe that effective corporate governance should include engagement with our stockholders through investor conferences, non-deal roadshows, meetings and phone calls. We engage with our stockholders on topics including Board oversight and composition, progress on our ESG program and disclosures, our executive compensation program and our corporate governance practices. We believe that engagement with our stockholders helps us to better understand stockholders’ views on a variety of topics.
Code of Business Conduct
Our Board of Directors has adopted a Code of Business Conduct that applies to our directors, principal executive officer, principal financial officer, principal accounting officer or controller and persons performing similar functions, as well as other employees. The Code is available on the Investors page of our website at methode.com or in print upon any stockholder’s request.
If we make any substantive amendments to the Code of Business Conduct or grant any waiver, including any implicit waiver, from a provision of the Code of Business Conduct to our principal executive officer, principal financial officer, principal accounting officer or controller or persons performing similar functions, we will disclose the nature of such amendment or waiver on our website or in a report on Form 8-K in accordance with applicable rules and regulations.
Insider Trading Policies and Procedures
Our Board of Directors has adopted policies and procedures governing the purchase, sale and other dispositions of our securities by directors, officers and employees, that are reasonably designed to promote compliance with insider trading laws, rules and regulations, and any listing standards applicable to us. Our Insider Trading Policy does not apply directly to repurchases of stock by the Company, but our practice in the past has generally been to follow the policy’s guidelines in connection with stock repurchases by effecting repurchases either during open window periods under the policy or through adoption, during an open window period, of a pre-arranged trading plan that satisfies the affirmative defense requirements of Rule 10b5-1 under the Exchange Act. We may in the future repurchase securities outside of the scope of the Insider Trading Policy subject to compliance with applicable laws. Our Insider Trading Policy is located on our website at methode.com.
Stock Ownership Guidelines
We consider stock ownership by directors and executive officers to be an important means of linking their interests with those of our stockholders.
Directors. All directors are expected to own stock with a value equal to at least five times the annual cash retainer paid to Methode directors, subject to a five-year phase-in period for new directors. All our directors were in compliance with our stock ownership guidelines for fiscal 2024, subject to the phase-in-period.
Executive Officers. For our executive officers, the guidelines for stock ownership are based on a multiple of the officers’ base salaries as follows:
Title	Guideline
Chief Executive Officer	Six times salary
Other Executive Officers	Two times salary
Vested and unvested restricted stock units are included in the calculation of stock ownership for purposes of these guidelines. Executive officers are expected to achieve fifty percent (50%) of the guideline stock ownership level within three years of promotion or appointment and one hundred percent (100%) within five years. All our executive officers were in compliance with our stock ownership guidelines for fiscal 2024, subject to the phase-in-period for new appointments and promotions.
Prohibition on Hedging and Pledging
Our Insider Trading Policy prohibits our directors, executive officers and certain key employees from engaging in certain transactions involving our common stock, including options trading, short sales, derivative transactions and hedging transactions. In addition, these directors, executive officers and key employees are prohibited from holding our common stock in a margin account or otherwise pledging our common stock as collateral for a loan. Our Insider Trading Policy is located on our website at methode.com.
Clawback Policy
In the event we are required to restate our financial statements due to material noncompliance, our Incentive Compensation Recovery Policy requires us to recover from our current or former executive officers certain amounts of incentive-based compensation paid within the prior three years that were erroneously paid. Our Incentive Compensation Recovery Policy is located on our website at methode.com.

DIRECTOR COMPENSATION
We use a combination of cash and common stock to compensate our non-employee directors. For fiscal 2024, our non-employee directors received an annual cash retainer, meeting fees and an annual stock award with immediate vesting. Our Chairman, Vice-Chairman, Committee Chairs and members of our Nominating and Governance Committee received additional cash retainers for their service in fiscal 2024.
The Nominating and Governance Committee oversees and makes recommendations to the Board regarding our non-employee director compensation program. Non-employee directors can defer receipt of all or a portion of their cash or equity compensation to our Deferred Compensation Plan. For a description of the Deferred Compensation Plan, please see “Executive Compensation — Nonqualified Deferred Compensation,” below.
Upon the recommendation of our Nominating and Governance Committee, the Board approved changes to our compensation program for non-employee directors for fiscal 2024. In reviewing our director compensation program, the Nominating and Governance Committee and the Board considered peer and market data, as well as the advice and recommendations of Frederic W. Cook & Co., Inc., our independent compensation consultant. For fiscal 2024, the Board increased the annual cash retainer for our Chairman of the Board from $80,000 to $95,000, and increased the annual cash retainer for the Chair of the Nominating and Governance Committee from $12,000 to $20,000. In addition, the Board approved a cash retainer of $12,000 for members of the Nominating and Governance Committee and the Chair of the Compensation Committee related to chief executive officer recruitment efforts.
The following table shows the non-employee director compensation components and amounts for fiscal 2024.
Compensation Component	Amount
Annual Cash Retainer	$80,000
Additional Annual Cash Retainer for the Chairman	$95,000
Additional Annual Cash Retainer for the Vice Chairman	$12,000
Additional Annual Cash Retainer for the Committee Chairs
• Audit Committee	$24,000
• Compensation Committee	$24,000
• Nominating and Governance Committee	$20,000
• Technology Committee	$12,000
• Medical Products Committee*	$12,000
Special Cash Retainer for the Nominating and Governance Committee and Compensation Committee Chair	$12,000
Fee for Each Committee and Special Board Meeting	$1,500
Annual Stock Grant	Shares valued at $140,000
*
In September 2023, upon the recommendation of our Nominating and Governance Committee, the Board approved the dissolution of our Medical Products Committee in connection with the discontinuation of our medical device business.

The following table sets forth certain information regarding compensation earned by the non-employee directors during our fiscal year ended April 27, 2024.
Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Total ($)
Walter J. Aspatore	$223,000	$140,019	$363,019
David P. Blom	$111,500	$140,019	$251,519
Therese M. Bobek	$125,000	$140,019	$265,019
Brian J. Cadwallader	$148,000	$140,019	$288,019
Bruce K. Crowther	$146,000	$140,019	$286,019
Darren M. Dawson	$126,500	$140,019	$266,519
Janie Goddard	$107,000	$140,019	$247,019
Mary A. Lindsey	$132,500	$140,019	$272,519
Angelo V. Pantaleo	$104,000	$140,019	$244,019
Mark D. Schwabero	$125,000	$140,019	$265,019
Lawrence B. Skatoff(2)	$58,000	$140,019	$198,019
(1)
The reported amounts reflect the fair value at the date of grant calculated in accordance with the Financial Accounting Standards Board’s Accounting Standards Codification Topic 718. Details of the assumptions used in valuing these awards are set forth in Note 13 to our audited financial statements included in our Annual Report on Form 10-K for the fiscal year ended April 27, 2024.

(2)	Mr. Skatoff did not stand for re-election at the Company’s Annual Meeting in September 2023.

SECURITY OWNERSHIP
Five Percent Stockholders
The following table sets forth information regarding all persons known by Methode as of July 15, 2024, to be the beneficial owners of more than 5% of Methode’s common stock.
Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class (%)
The Vanguard Group(1) 100 Vanguard Blvd. Malvern, Pennsylvania 19355	4,648,611	13.1
FMR LLC(2) Abigail P. Johnson 245 Summer Street Boston, MA 02210	5,129,211	14.4
BlackRock, Inc.(3) 55 East 52nd Street New York, New York 10055	2,978,522	8.4
Dimensional Fund Advisors LP(4) Building One 6300 Bee Cave Road Austin, TX 78746	1,914,049	5.4
(1)
Information is based on a Schedule 13G/A filed with the Securities and Exchange Commission (“SEC”) on February 13, 2024. In the Schedule 13G/A, The Vanguard Group reported that, as of December 29, 2023, it had shared voting power with respect to 24,030 shares, sole dispositive power with respect to 4,587,546 shares and shared dispositive power with respect to 61,065 shares.

(2)
Information is based on a Schedule 13G/A filed with the SEC on February 9, 2024. In the Schedule 13G/A, FMR LLC reported that Abigail P. Johnson is a Director, the Chairman and the Chief Executive Officer of FMR LLC. As of December 29, 2023, FMR LLC reported that it had sole dispositive power with respect to 5,129,211shares.

(3)
Information is based on a Schedule 13G/A filed with the SEC on July 8, 2024. In the Schedule 13G/A, BlackRock, Inc. reported that, as a parent holding company, as of June 30, 2024, it had sole voting power with respect to 2,900,852 shares and sole dispositive power with respect to 2,978,522 shares.

(4)
Information is based on a Schedule 13G/A filed with the SEC on February 9, 2024. In the Schedule 13G/A, Dimensional Fund Advisors LP reported that it is an investment advisor and, as of December 29, 2023, it had sole voting power with respect to 1,876,426 shares and sole dispositive power with respect to 1,914,049 shares.

Directors and Executive Officers
The following table sets forth information regarding our common stock beneficially owned as of July 15, 2024, by (i) each director and nominee, (ii) each of the named executive officers, and (iii) all current directors and executive officers as a group.
Name of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)	Percent of Class (%)
Walter J. Aspatore	44,661 (2)(3)	*
David P. Blom	28,211	*
Therese M. Bobek	28,661(4)	*
Brian J. Cadwallader	32,461(3)	*
Bruce K. Crowther	32,111(5)	*
Darren M. Dawson	32,161(3)	*
Jonathan B. DeGaynor	0	*
Janie Goddard	25,496(6)	*
Mary A. Lindsey	28,661(7)	*
Angelo V. Pantaleo	28,211	*
Mark D. Schwabero	31,661(3)	*
Avinash Avula	0	*
Donald W. Duda	1,138,651(8)	3.2
Andrea J. Barry	92,857(9)	*
Kevin M. Martin	75,014(10)	*
Anil Shetty	95,196(11)	*
Ronald L.G. Tsoumas	193,817(12)	*
All current directors and executive officers as a group (14 persons)	494,371(13)	*
*	Percentage represents less than 1% of the total shares of common stock outstanding.
(1)	Beneficial ownership arises from sole voting and dispositive power unless otherwise indicated by footnote.
(2)	Includes 19,000 shares held jointly with Mr. Aspatore’s wife.
(3)	Includes 25,661shares of phantom stock held in the Company’s Deferred Compensation Plan.
(4)	Includes 25,661shares of phantom stock held in the Company’s Deferred Compensation Plan and 3,000 share held in a trust pursuant to which Ms. Bobek shares voting and investment power with her spouse
(5)	Shares are held in a trust pursuant to which Mr. Crowther shares voting and investment power with his spouse.
(6)	Includes 22,541 shares of phantom stock held in the Company’s Deferred Compensation Plan.
(7)	Includes 11,491 shares of phantom stock held in the Company’s Deferred Compensation Plan.
(8)
Includes 677,555 shares of vested restricted stock units for which common stock will be delivered to Mr. Duda on the first day of the seventh month beginning after his separation of service from the Company and 375,000 shares of performance-based restricted stock subject to forfeiture.

(9)	Includes 52,500 shares of performance-based restricted stock subject to forfeiture and 4,550 shares of common stock held in our 401(k) Plan.
(10)	Includes 50,500 shares of performance-based restricted stock subject to forfeiture and 2,908 shares of common stock held in our 401(k) Plan.
(11)	Includes 27,196 shares held jointly with Mr. Shetty’s wife and 68,000 shares of performance-based restricted stock subject to forfeiture.
(12)
Includes 60,875 shares of vested restricted stock units for which common stock will be delivered to Mr. Tsoumas on the first day of the seventh month beginning after his separation of service from the Company, 75,500 shares of performance-based restricted stock subject to forfeiture and 21,343 shares of common stock held in our 401(k) Plan.

(13)	Includes 12,098 shares of performance-based restricted stock subject to forfeiture.

PROPOSAL ONE
ELECTION OF DIRECTORS
A Board of ten directors will be elected at the Annual Meeting. Each director will hold office until the next annual meeting of stockholders, or until any such director’s earlier resignation or until his or her successor is elected and qualified. All of the nominees listed below currently serve as directors. All nominees were recommended unanimously to our Board of Directors by our Nominating and Governance Committee and were nominated by our Board of Directors. If any nominee is unwilling or unable to serve as a director, an event which our Board does not anticipate, shares represented by the proxies will be voted for the election of another nominee nominated by our Board upon the recommendation of our Nominating and Governance Committee, or the Board may reduce the size of the Board and the number of directors to be elected at the Annual Meeting.
Our Corporate Governance Guidelines provide that a director who does not receive a majority of the votes cast for his or her election in an uncontested election will promptly (and in any event within ten business days of the Annual Meeting) tender his or her resignation from the Board. At the option of the Board, the Nominating and Governance Committee may initially consider and recommend to the Board whether any such resignation should be accepted or rejected. The Board will make a decision to accept or reject any such resignation within 60 days of the Annual Meeting. The director tendering the resignation may not participate in the decisions of the Nominating and Governance Committee or the Board that concern his or her resignation or (unless three or fewer directors receive a majority vote) the resignation of any other director under the guidelines.
Mr. Aspatore elected not to stand for re-election, and the Board expressed its great appreciation for his significant contributions to our Board and Company. The size of the Board will be reduced from eleven directors to ten directors as of the date of the Annual Meeting.
OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE ELECTION OF THE FOLLOWING NOMINEES.

David P. Blom
Director since 2019
Age 69
Mr. Blom served as President and Chief Executive Officer of OhioHealth Corporation, a not-for-profit healthcare system, Ohio, from 2002 until his retirement in 2019. Mr. Blom serves on the Board, Audit Committee and Nominating and Governance Committee (Chair) of Worthington Industries, Inc., an industrial manufacturing company. Mr. Blom’s extensive leadership experience as chief executive officer of a large healthcare system and healthcare industry expertise bring valuable perspectives to our Board.

Therese M. Bobek
Director since 2020
Age 63
Ms. Bobek served as an Assurance Partner of PricewaterhouseCoopers LLP (“PwC”) from 1997 until her retirement in 2018. Ms. Bobek most recently served in PwC’s national office where she directed a nationwide network of partners and managers supporting audit quality. Ms. Bobek also served as an Adjunct Lecturer in the Master of Accountancy Program at the University of Iowa’s Tippie College of Business from 2018 to 2022. Ms. Bobek now serves on the Boards of Trustees and the Audit Committees of the Northern Funds and Northern Institutional Funds. Ms. Bobek’s extensive leadership experience at a major professional services firm, as well as her experience with audit quality oversight, bring valuable perspectives to our Board.

Brian J. Cadwallader
Director since 2018
Age 65
Mr. Cadwallader served as Vice President, Corporate Secretary and General Counsel of Johnson Controls, Inc., a global diversified technology and industrial company, from 2014 to 2016. Prior thereto, Mr. Cadwallader served as Vice President and Assistant General Counsel of Johnson Controls from 2011 to 2014. Mr. Cadwallader served as Group Vice President and General Counsel of Johnson Controls’ Building Efficiency business from 2010 to 2011. Prior to joining Johnson Controls, Mr. Cadwallader served as Associate General Counsel and Assistant Secretary at International Paper Company. In addition to his other responsibilities, Mr. Cadwallader was responsible for international legal and regulatory affairs for Johnson Controls and International Paper for over 15 years. Mr. Cadwallader’s legal background with expertise in international operations, corporate governance, M&A and executive compensation brings valuable perspectives to our Board.

Bruce K. Crowther
Director since 2019
Age 72
Mr. Crowther served as President and Chief Executive Officer of Northwest Community Healthcare, a not-for-profit healthcare system, from 1992 until his retirement in 2013. Prior thereto, Mr. Crowther served as Executive Vice President and Chief Operating Officer of Northwest Community Healthcare from 1989 to 1991. Mr. Crowther is the past Chairman of the board of directors of the Illinois Hospital Association. Mr. Crowther served on the Board and various committees of NeoGenomics, Inc., a company specializing in cancer genetic testing and information services, from 2015 through May 2024, and on the Board and various committees of Wintrust Financial Corporation, a financial services company, from 1998 through 2022. Mr. Crowther’s extensive executive and board leadership experiences and significant knowledge regarding the healthcare industry bring valuable perspectives to our Board.

Dr. Darren M. Dawson
Director since 2004
Age 61
Dr. Dawson served as the President of The University of Alabama in Huntsville from 2019 until 2022. Prior thereto, Dr. Dawson served as Dean of the College of Engineering of Kansas State University from 2014 to 2019. From 1990 to 2014, Dr. Dawson served as a Professor in the Electrical and Computer Engineering Department at Clemson University. His research interests included nonlinear control techniques for mechatronic systems, robotic manipulator systems and vision-based systems. Dr. Dawson’s work has been recognized by several awards. Dr. Dawson’s leadership experience as president of a large university and engineering expertise bring valuable perspectives to our Board.

Jonathan B. DeGaynor
Director since July 2024
Age 58
Mr. DeGaynor has served as our President and Chief Executive Officer since July 2024. Prior to joining Methode, Mr. DeGaynor served as President and CEO of Stoneridge, Inc., a publicly traded global designer and manufacturer of highly engineered electrical and electronic systems, components, and modules for the automotive, commercial, off-highway and agricultural vehicle markets, from 2015 to 2023. Prior to joining Stoneridge, Mr. DeGaynor was Vice President of Strategic Planning and Innovation at Guardian Industries Corp. (“Guardian”), a manufacturer of industrial glass and other building products for commercial, residential and automotive applications. From 2008 to 2014, he served as Vice President of Business Development and Managing Director of Asia for SRG Global, Inc., a Guardian company and manufacturer of chrome plated parts for the automotive, commercial truck and consumer goods industries. From 2005 to 2008, he was the Chief Operating Officer, International for Autocam Corporation, a manufacturer of precision-machine components for the automotive industry. Mr. DeGaynor currently serves as non-employee Executive Chairman of Racing and Performance, Inc., an automotive performance systems supplier in the aftermarket space. The Board expects Mr. DeGaynor’s strategic view, industry expertise and quality of leadership to bring important perspectives to our Board.

Janie Goddard
Director since 2021
Age 53
Since October 2023, Ms. Goddard has served as the Chief Executive Officer of ICM Controls Corporation, an advanced manufacturing company that provides technology solutions. Prior thereto, Ms. Goddard served as a Divisional Chief Executive (DCE) of the Environmental and Analysis Sector at Halma plc, a global group of technology companies, and as a DCE of Halma’s Medical and Environmental Sector from 2019 to 2023. Before joining Halma, Ms. Goddard served in leadership roles at Covidien (acquired by Medtronic), and Johnson & Johnson. Ms. Goddard has served on the Board, Audit and Finance Committee, Corporate Development and Governance Committee (Chair) and Compensation and Management Committee of Ultralife Corporation, a battery and electronic systems manufacturer, since February 2023. Ms. Goddard’s experience in roles having profit and loss leadership responsibility along with her background in marketing, sales and product development brings valuable perspective to our Board.

Mary A. Lindsey
Director since 2020
Age 68
Ms. Lindsey served as Chief Financial Officer of Commercial Metals Company, a global manufacturer and recycler of steel and other metals, from January 2016 until her retirement in 2019. In addition, Ms. Lindsey served as Senior Vice President since 2017 and Vice President-Tax from 2009 to 2016. Ms. Lindsey serves on the Board, Audit Committee (Chair), and Corporate Governance and Nominating Committee of Lindsay Corporation, a provider of water management and road infrastructure products and services. In addition, Ms. Lindsey serves on the Board and Audit Committee of Orion Engineered Carbons S.A., a supplier of carbon products. Ms. Lindsey’s experience as a chief financial officer of a publicly traded company and her financial and tax expertise bring valuable perspectives to our Board.

Angelo V. Pantaleo
Director since 2019
Age 64
Mr. Pantaleo has served as Chairman and Chief Executive Officer of Marmon Holdings, Inc., a Berkshire Hathaway company and global industrial organization, since 2019 and as President of Marmon since 2017. Prior thereto, Mr. Pantaleo served as Chairman and Chief Executive Officer of Duracell, a Berkshire Hathaway company and leading manufacturer of alkaline batteries, since 2014. Mr. Pantaleo’s significant strategic and operational leadership experience with a major global company, along with his extensive international experience, bring valuable perspectives to our Board.

Mark D. Schwabero, Vice Chairman
Director since 2019
Age 71
Mr. Schwabero has served as our Vice Chairman of the Board since May 2024. Mr. Schwabero served as Chairman, Chief Executive Officer and Director of Brunswick Corporation, a recreational marine products company, from 2016 until his retirement in 2018. Prior thereto, Mr. Schwabero served as President and Chief Operating Officer of Brunswick from 2014 to 2016 and as President of its Mercury Marine subsidiary from 2008 to 2014. Mr. Schwabero serves as a Director of 1st Source Corporation, parent company of 1st Source Bank. He is a member of the Audit Committee, Executive Compensation and Human Resources Committee and Governance and Nominating Committee. In addition, Mr. Schwabero serves on the Advisory Board of The Ohio State University Center for Automotive Research. Mr. Schwabero’s leadership experience, international expertise and detailed knowledge of the automotive and industrial industries bring valuable perspectives to our Board.

PROPOSAL TWO
RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Audit Committee of our Board of Directors is directly responsible for the appointment, termination, compensation, evaluation and oversight of our independent registered public accounting firm. Our Audit Committee has selected EY to serve as our independent registered public accounting firm for the fiscal year ending May 3, 2025. EY has served as our independent registered public accounting firm for many years and is considered to be well qualified.
Representatives of EY will attend the Annual Meeting, will have the opportunity to make a statement and will be available to respond to appropriate questions.
If our stockholders do not ratify the selection of EY, our Audit Committee will reconsider the selection. Even if the selection is ratified, our Audit Committee may select a different independent registered public accounting firm at any time during the year if it determines that a change would be in the best interests of Methode and our stockholders.
OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE RATIFICATION OF OUR AUDIT COMMITTEE’S SELECTION OF EY AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

PROPOSAL THREE
ADVISORY VOTE ON EXECUTIVE COMPENSATION
We are asking our stockholders to vote to approve, on an advisory (non-binding) basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with the SEC’s rules. This proposal, commonly known as a “say-on-pay” proposal, gives our stockholders the opportunity to express their views on our named executive officers’ compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this proxy statement.
Accordingly, we are asking you to vote “FOR” the following resolution at the Annual Meeting:
“RESOLVED, that the Company’s stockholders approve, on an advisory (non-binding) basis, the compensation of the named executive officers, as disclosed in the Company’s Proxy Statement for the 2024 Annual Meeting of Stockholders pursuant to the SEC’s compensation disclosure rules, including the Compensation Discussion and Analysis, the compensation tables and related narrative discussion.”
The say-on-pay vote is advisory, and therefore not binding on the Company, the Compensation Committee or our Board. Although this vote is nonbinding, our Board of Directors and our Compensation Committee value the opinions of our stockholders and our Compensation Committee will consider the outcome of the vote when making decisions concerning executive compensation.
OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE RESOLUTION APPROVING THE EXECUTIVE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS.

AUDIT COMMITTEE MATTERS
The Audit Committee oversees our financial reporting process on behalf of our Board of Directors. Our management has the primary responsibility for the financial statements and the reporting process, including our system of internal controls. Our Board has determined that each member of our Audit Committee meets the requirements as to independence, experience and expertise established by the New York Stock Exchange. Our Board has designated Ms. Bobek, Ms. Lindsey and Mr. Schwabero as audit committee financial experts as defined by the SEC. In fulfilling its oversight responsibilities, our Audit Committee reviewed and discussed the audited financial statements in the Annual Report on Form 10-K for the year ended April 27, 2024 with management, including a discussion of the quality, not just the acceptability, of the accounting principles; the reasonableness of significant judgments; and the clarity of disclosures in the financial statements.
During fiscal 2024, the Audit Committee devoted considerable time to working with management, our internal auditors and our independent auditors with regard to the material weakness in internal control over financial reporting which management identified in the Company’s Form 10-K for the year ended April 29, 2023. Among other interactions by the members, the Audit Committee held eight committee meetings in fiscal 2024. With the oversight of the Audit Committee, management took a number of steps to remediate this weakness including the design and execution of a new control, enhancement of existing controls, and training employees regarding the importance and operation of internal controls. As a result of these efforts, this material weakness has been remediated in fiscal 2024.
With the support of the Audit Committee, management added a position to its finance staff, Director of Internal Controls, during fiscal year 2024 in order to strengthen the Company’s internal control environment.
On April 8, 2024, the Company announced the retirement of the CFO, Ronald L.G. Tsoumas effective July 12, 2024, following the filing of Methode’s fiscal 2024 annual report.
In Methode’s Form 10-K for the year ended April 27, 2024, management has identified three material weaknesses in its assessment of internal controls: a weakness in information technology general controls over one of its information technology systems that is relevant to the preparation of financial statements; insufficient retention of sufficient contemporaneous documentation to demonstrate the operation of sufficiently precise review controls over certain significant assumptions related to its impairment analyses for goodwill; and ineffective controls related to the Company’s going concern evaluation.
Methode is committed to maintaining a strong internal control environment. Working with management, our internal auditors and our independent auditors, the Audit Committee will oversee management’s efforts to remediate these weaknesses in the coming periods. So far, during the first quarter of fiscal 2025, among other interactions by the members, the Audit Committee has held four meetings. Management has identified remediation efforts as outlined in the Form 10-K to address the material weaknesses and may determine to take additional measures to strengthen controls or to modify the remediation steps described in the Form 10-K.
Our independent registered public accounting firm, EY, was responsible for performing an independent audit of the consolidated financial statements and of our internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (United States) (the “PCAOB”) and for issuing a report of the results. Our Audit Committee reviewed and discussed with EY the firm’s judgments as to the quality, not just the acceptability, of our accounting principles and such other matters as are required to be discussed under the standards of the PCAOB.
Our Audit Committee has received the written disclosures and the letter from EY required by applicable requirements of the PCAOB regarding EY’s communications with the Committee concerning independence and has discussed with EY the firm’s independence from management and Methode and considered the compatibility of non-audit services with the firm’s independence.

Our Audit Committee discussed with our internal auditors and EY the overall scope and plans for their respective audits. Our Audit Committee met with the internal auditors and EY, with and without management present, to discuss the results of their examinations, their evaluations of our internal controls, and the overall quality of our financial reporting. The Committee also discussed with EY the matters required to be discussed under auditing standards established from time to time by the PCAOB and the rules of the Securities and Exchange Commission. In reliance on the reviews and discussions referred to above, the Committee recommended to our Board of Directors (and our Board has approved) that the audited financial statements be included in the Annual Report on Form 10-K for the year ended April 27, 2024 filed with the SEC.
AUDIT COMMITTEE
Mary A. Lindsey (Chair)
David P. Blom
Therese M. Bobek
Janie Goddard
Angelo V. Pantaleo
Mark D. Schwabero

Auditing and Related Fees
Our Audit Committee engaged EY to examine our consolidated financial statements for the fiscal year ended April 27, 2024. Fees paid to EY for services performed during fiscal 2024 and 2023 were as follows:
	Fiscal 2024	Fiscal 2023
Audit Fees(1)	$4,745,297	$3,135,954
Audit-Related Fees	—	—
Tax Fees(2)	$19,300	$19,750
All Other Fees	—	—
Total	$4,764,597	$3,155,704
(1)
Audit fees represent aggregate fees billed for professional services rendered by EY for the audit of our annual financial statements and review of our quarterly financial statements, audit services provided in connection with other statutory and regulatory filings and consultation with respect to various accounting and financial reporting matters.

(2)	Tax fees primarily include fees for the provision of services regarding intercompany transfer pricing.
Pre-Approval Policy
Our Audit Committee is responsible for reviewing and pre-approving all audit and non-audit services provided by EY and shall not engage EY to perform non-audit services proscribed by law or regulation. In fiscal 2024, 100% of audit and non-audit services were approved by the Audit Committee.

COMPENSATION DISCUSSION AND ANALYSIS
This Compensation Discussion and Analysis describes the key components of our executive compensation program, including an analysis of compensation awarded to, earned by or paid to our named executive officers in fiscal 2024.
The following is a list of our named executive officers who served during fiscal 2024:
Name	Title
Avinash Avula(1)	President and Chief Executive Officer
Ronald L.G. Tsoumas(2)	Chief Financial Officer
Andrea J. Barry	Chief Administrative Officer and Chief Human Resources Officer
Kevin M. Martin	Vice President, North America
Anil Shetty(3)	Vice President
Donald W. Duda(1)	Former President and Chief Executive Officer
(1)
On January 29, 2024, Mr. Avula replaced Mr. Duda as President and Chief Executive Officer. Mr. Duda retired from the Company on April 30, 2024. Mr. Avula resigned as President and Chief Executive Officer on May 1, 2024, after the end of our fiscal 2024.

(2)	Mr. Tsoumas retired from the Company on July 12, 2024, after the end of our fiscal 2024.
(3)	Mr. Shetty’s last day of employment was July 26, 2024, after the end of our fiscal 2024.
Fiscal 2024 Business Highlights
Our Business. We are a leading global supplier of custom-engineered solutions with sales, engineering and manufacturing locations in North America, Europe, Middle East, and Asia. We design, engineer, and produce mechatronic products for OEMs utilizing our broad range of technologies for user interface, LED lighting system, power distribution and sensor applications.
Our solutions are found in the end markets of transportation (including automotive, commercial vehicle, e-bike, aerospace, bus and rail), cloud computing infrastructure, construction equipment, consumer appliance, and medical devices. Our business is managed on a segment basis, with those segments being Automotive, Industrial, Interface and Medical. Our Medical segment was discontinued in fiscal 2024.
We strive to create a company with a diverse customer base, high and consistent cash flow, and a strong balance sheet. We are committed to world class manufacturing quality, and our global footprint puts us in close proximity to key markets and customers.
In fiscal 2024, we continued to capitalize on key market trends, such as new business focused on electric and hybrid vehicles (EVs) and LED lighting solutions. In the EV market, we believe our combination of user interface, LED lighting and power distribution solutions positions us well. In fiscal 2024, EV product applications comprised approximately 19% of our net sales.
We employ a balanced and growth-focused capital allocation strategy. We return capital to our stockholders through dividends and our stock buyback program. As of April 27, 2024, the last day of fiscal 2024, we had executed $133 million of our $200 million stock buyback authorization at that time. We invest in organic growth through R&D and capital expenditures.
Fiscal 2024 Financial Highlights. We reported fiscal 2024 net sales of $1.115 billion, and reported a net loss of $123.3 million. For fiscal 2024, our quarterly dividend rate was $0.14 per share, and we distributed dividends of $19.5 million to our stockholders. In addition, we purchased 627,856 shares of our common stock in fiscal 2024 through our stock buyback program, for an aggregate purchase price of $13.8 million.
Executive Officer Transitions
Retirement of Donald W. Duda, our Chief Executive Officer. On January 29, 2024, in accordance with a previously announced leadership transition plan, Mr. Duda resigned as our President and Chief Executive Officer and was appointed Executive Advisor until his retirement from the Company on April 30, 2024. He will serve as a consultant through January 30, 2025 to facilitate smooth transitions of leadership. Under the terms of his Retention, Transition Services and Consulting Agreement, Mr. Duda was entitled to his base salary and current benefits for the three-month period between his resignation as President and Chief Executive Officer and his retirement, as well as payment of his earned fiscal 2024 annual bonus award. In addition, he will receive a consulting fee in the amount of $350,000 per month during the nine-month consulting period. Mr. Duda is restricted from engaging in certain activities in competition with the Company and from soliciting suppliers, vendors, customers or employees of the Company for a period ending fifteen months after the end of the consulting period. In determining the terms of Mr. Duda’s transition and consulting agreement, our Compensation Committee considered advice from its independent compensation consultant and other relevant factors, including the importance of access to Mr. Duda’s institutional knowledge of our company to support our CEO onboarding process and transition period.
Avinash Avula Service as Chief Executive Officer. Mr. Avula served as our Chief Executive Officer from January 29, 2024 until his resignation on May 1, 2024. Under the terms of his Offer Letter, Mr. Avula was entitled to receive the following compensation while serving as Chief Executive Officer:
•	an annual base salary of $800,000;
•	an annual bonus with a target amount equal to 100% of his base salary, prorated for fiscal 2024, provided he remained employed through the payment date;
•
a restricted stock unit grant valued at $3,125,000, using the market price of the Company’s common stock on the first day of employment, vesting 20% as of the first five anniversary dates of the grant date, subject to continued employment, representing Mr. Avula’s participation in the Company’s long-term incentive plan for the remainder of fiscal 2024 and through the end of fiscal 2025;

•
a sign-on bonus intended to replace certain forfeited incentive awards from Mr. Avula’s prior employer, payable in the amounts of $263,000 within 60 days of commencement of his employment; $385,000 following the end of calendar year 2024; $285,000 following the end of calendar year 2025; and $50,000 after June 1, 2026, in each case subject to continued employment;

•	reimbursement for the repayment of relocation allowances to Mr. Avula’s former employer up to a maximum of $400,000; and
•	a $10,000 relocation allowance.
In setting each compensation component for Mr. Avula, the Compensation Committee considered advice from its independent compensation consultant regarding market practices, together with other relevant factors, including Mr. Avula’s experience and leadership strengths, retention and recruitment issues, internal pay equity issues, and industry conditions.
Upon Mr. Avula’s resignation, he forfeited his annual bonus and the restricted stock units and became obligated to repay the Company the $263,000 sign-on bonus and the $400,000 in relocation-related benefits.
Kevin Nystrom Service as Interim Chief Executive Officer. Following Mr. Avula’s resignation, the Board initiated an external search process to identify Mr. Avula’s successor. The Company arranged for Kevin Nystrom to serve as the Company’s interim Chief Executive Officer until a permanent successor was identified. Mr. Nystrom is a Partner and Managing Director of AlixPartners, a business advisory firm currently providing a number of consulting services to the Company. In connection with the services provided by Mr. Nystrom, the Company did not make any payments to Mr. Nystrom directly but paid AlixPartners a consulting fee of $70,000 per week. Mr. Duda provided support to Mr. Nystrom during the transition period in accordance with Mr. Duda’s Retention, Transition Services and Consulting Agreement.
Hiring of Jonathan DeGaynor as our New Chief Executive Officer. Jonathan DeGaynor commenced serving as our Chief Executive Officer on July 15, 2024, after the end of our fiscal year 2024. Under the terms of his Offer Letter, Mr. DeGaynor is entitled to receive the following compensation:
•	an annual base salary of $1,000,000;
•
eligibility for an annual bonus with a target amount equal to 125% of his base salary based on the metrics established by the Compensation Committee for other executive officers, prorated for fiscal 2025;

•
an annual award in the amount of $4,000,000 using the market price of the Company’s common stock on the first day of employment and prorated for fiscal 2025, 40% of which shall be time-vested restricted stock units vesting one-third on each of April 30, 2025, April 30, 2026, and April 30, 2027, and 60% of which shall be performance-based restricted stock units with vesting for the initial grant based on total shareholder return (with a target of 15% annualized TSR through the end of fiscal 2027, a threshold payout of 50% at 10% annualized TSR and a maximum payout of 150% at 20% annualized TSR);
•
a restricted stock unit grant valued at $500,000, using the market price of the Company’s common stock on the first day of employment, vesting 50% as of the first two anniversary dates of the grant date, representing a sign-on bonus;

•	certain relocation and personal travel expenses and reimbursement of attorneys’ fees related to his hiring; and
•	participation in Company benefit plans as made available to similarly situated employees.
Retirement of our Chief Financial Officer. On July 12, 2024, after the end of our fiscal year 2024, Mr. Tsoumas retired from the Company. He will serve as a consultant through January 12, 2025 in order to assist in the transition of his responsibilities. Under the terms of his Retention and Consulting Agreement, Mr. Tsoumas is entitled to his base salary and current benefits through the date of his retirement, payment of his earned fiscal 2024 annual bonus award, and a consulting fee in the amount of $12,000 per month during the six-month consulting period. In addition, Mr. Tsoumas is restricted from engaging in certain activities in competition with the Company and from soliciting suppliers, vendors, customers or employees of the Company for a period ending fifteen months after the end of the consulting period. The Compensation Committee consented to Mr. Tsoumas’ retirement prior to age 65 and provided that his equity-based awards under the Company’s five-year long term incentive program are eligible for vesting on a pro rata basis in accordance with the terms and conditions of the applicable award agreements. In determining the terms of Mr. Tsoumas’ consulting agreement, our Compensation Committee considered advice from its independent compensation consultant and other relevant factors, including the importance of access to Mr. Tsoumas’ financial knowledge of our company to support the onboarding process and transition period of our next non-interim CFO. Following Mr. Tsoumas’ retirement, his 2023 retention award was forfeited.
Appointment of Interim Chief Financial Officer. Following Mr. Tsoumas’ notice of retirement, the Board initiated a search process in order to identify his successor. Until a permanent successor is identified, the Company has arranged for David Rawden to serve as the Company’s interim Chief Financial Officer. Mr. Rawden is a director of AlixPartners. In connection with the services to be provided by Mr. Rawden, the Company will not make any payments to Mr. Rawden directly but will pay AlixPartners a consulting fee of $50,000 per week.
Departure of Anil Shetty. Anil Shetty served as President, Dabir Surfaces, from 2018 through the second quarter of 2024 when the Company made the decision to initiate the discontinuation of our medical device segment. Mr. Shetty thereafter served as our Vice President. His last day of employment was July 26, 2024, after the end of our fiscal year 2024. Mr. Shetty’s retention award was paid to him in connection with the termination of his employment without cause.
Other Fiscal 2024 Compensation Decisions and Highlights
Our Compensation Committee strives to provide compensation programs that align our executives’ interests with those of our stockholders and appropriately reward our executives for performance against annual and long-term objectives. The key components of the fiscal 2024 compensation program for our named executive officers were salary, an annual performance-based bonus, continued participation in the fiscal 2021 five-year LTI program and a cash retention award. In establishing fiscal 2024 compensation components, our Compensation Committee reviewed advice from its independent compensation consultant regarding market practices and considered Mr. Duda’s recommendations for officers other than himself.
Salary. In setting fiscal 2024 salaries, the Compensation Committee considered relevant factors, including the individual performance, skills and experience of each executive, internal pay equity issues, executive retention goals, promotions, and the Company’s performance. In addition, the Compensation Committee considered peer group benchmark data provided by its independent compensation consultant. After deliberation, the Compensation Committee increased fiscal 2024 base salaries as follows over prior year salaries: Mr. Duda, 8%; Mr. Tsoumas, 5%; Ms. Barry, 10%; Mr. Martin, 10%; and Mr. Shetty, 5%. Mr. Avula’s base salary was established in accordance with his Offer Letter. Details regarding these salaries are described below under “Components of Fiscal 2024 Compensation – Salary.”
Annual Performance-Based Bonus. Our named executive officers other than Mr. Avula were awarded annual performance-based cash bonus opportunities for fiscal 2024. After deliberation, the Compensation Committee set the target amount payable as a percentage of base salary as follows: Mr. Duda, 135% of salary; Mr. Tsoumas and Ms. Barry, 75% of salary; and Mr. Martin and Mr. Shetty, 66% of base salary. For participating named executive officers, the threshold and maximum amounts payable were set at 50% and 200%, respectively, of the amount payable at the target level of performance. The target bonus for each of these named executive officers other than Mr. Martin was tied to achieving a gross profit margin as a percentage of net sales for the Company. The Company’s results were below the threshold level of performance and no amounts were earned for this performance measure. The remaining portion of the target bonus for these executives and Mr. Martin’s full target bonus were based on personal goals. In the first quarter of fiscal 2025, following the end of the fiscal 2024 performance period, Ms. Barry and Mr. Martin, the named executive officers in employment with the Company at the time, were offered the opportunity to accept settlement of these awards in RSUs rather than in cash. Details regarding these awards, including amounts paid andsettlement elections made, are described below under “Components of Fiscal 2024 Compensation – Annual Performance-Based Bonuses.”
Fiscal 2024 Discretionary Bonus. In August 2023, the Compensation Committee awarded Mr. Shetty a bonus of $190,000 for successfully managing the closure of our Dabir medical device business in fiscal 2024.
Retention Awards. In September 2023, the Compensation Committee granted retention awards to certain of our named executive officers to incentivize retention and continuity of the executive leadership team following the CEO transition announcement in August 2023. These retention awards were granted to these key executives as their continued service and leadership is considered important during the new Chief Executive Officer search and subsequent onboarding process. Each executive is eligible to receive a cash incentive award if the executive remains employed by the Company and maintains satisfactory job performance through September 12, 2025. Details regarding these awards are described below under “Components of Fiscal 2024 Compensation – Retention Awards.”
2021 LTI Program. In September 2020, our Compensation Committee adopted a five-year, long-term incentive program (the “2021 LTI Program”). Mr. Avula did not participate in the 2021 LTI Program other than through a time-based restricted stock unit (“RSU”) grant made to him upon commencement of his employment as described above. The Compensation Committee intended for these awards to be the only equity-based awards made to our executive officer participants during the five-year program period ending on May 3, 2025. This is consistent with our prior programs where no additional equity awards were made to the program participants during the five-year program terms. The Compensation Committee believes that the opportunity offered to participating executives after the end of fiscal 2024 to convert existing performance-based cash awards, for which the performance period had ended, into RSUs as described above under “—Annual Performance-Based Bonus”, is consistent with this approach.
The 2021 LTI Program consists of performance-based restricted stock awards (“RSAs”), cash-based performance grants (“Performance Units”) and time-based RSUs. The number of RSAs and Performance Units earned will be based on the achievement of established goals for the Company’s earnings before net interest, taxes, fixed asset depreciation and intangible asset amortization (“EBITDA”) for fiscal 2025. The target EBITDA performance goal aligns with the Company’s targeted EBITDA compound annual growth rate of approximately 8% for the five-year program period. In the event of a change of control of the Company during fiscal 2025, the executives have the opportunity to earn a prorated number of RSA shares. The Performance Units represent an opportunity for participants to receive a cash payment based on the price of Methode’s common stock only to the extent that fiscal 2025 EBITDA exceeds target performance for the RSAs. At the discretion of the Compensation Committee, the Performance Units may be settled in shares of our common stock. In the event of a change in control of the Company, all the Performance Units will be forfeited. The RSUs are subject to a five-year vesting period based on continued service. See “Components of Fiscal 2024 Compensation – 2021 LTI Program” below for additional information regarding this program including the target 2025 EBITDA performance necessary for a threshold RSA payment to be made.

Compensation Governance Practices. Our executive compensation program contains the following components and features that are designed to reflect compensation governance best practices and align the interests of our named executive officers and stockholders.
What We Do	•	Provide for a significant amount of compensation that is “at risk” based on performance
	•	Provide an appropriate mix of short-term and long-term compensation
	•	Utilize an independent compensation consultant
	•	Require significant executive officer and director stock ownership
	•	Maintain a “clawback” policy for incentive compensation
	•	Conduct an annual “say-on-pay” advisory vote
	•	Conduct an annual compensation risk assessment
	•	Disclose EBITDA performance measures under our 2021 LTI Program
What We Don’t Do	•	No excise tax gross ups upon change in control
	•	No “single trigger” change of control benefits
	•	No dividends or dividend equivalents on unearned stock awards
	•	No hedging or pledging of our stock by executives or directors
	•	No excessive perquisites
Pay Mix. A significant amount of our named executive officers’ compensation is “at risk” for non-payment if we fail or the executive fails to meet established performance targets. The following charts illustrate the components of fiscal 2024 compensation as a percentage of total target compensation for Mr. Avula, our Chief Executive Officer serving as of the end of fiscal 2024, and for our other named executive officers serving as of the end of fiscal 2024 as a group. For this purpose, total target compensation for Mr. Avula is the sum of his base salary, target annual performance-based cash bonus opportunity and one-fifth of the grant date fair value of the RSUs. Total target compensation for our other named executive officers is the sum of base salary, target annual performance-based cash bonus opportunity, one-fifth of the market value of the 2021 LTI Program RSAs as of the grant date and one-fifth of the grant date fair value of the RSUs. Performance Units are not included as they are only earned for above-target performance.

Objectives and Measurement Principles
Our executive compensation program supports our objectives of aligning executive incentives with the Company’s strategy and enhancing stockholder value through a competitive program that attracts and retains high-quality talent and rewards executives for demonstrating strong leadership and delivering results. Our executive compensation program is designed to:
•	Provide executives with a competitive pay arrangement.
•	Link short-term incentive opportunities to achievement of company objectives, including gross profit margin and individual objectives.
•	Link long-term equity incentives to achievement of EBITDA objectives in line with the Company’s strategy.
•
Align executive interests with stockholder interests by providing for capital accumulation through awards of RSAs and RSUs and encourage significant ownership of our common stock by our executive officers.

Our Compensation Process
Our Overall Process. Our Compensation Committee is comprised entirely of independent directors that meet as often as necessary to perform their duties. In fiscal 2024, our Compensation Committee met nine (9) times. Our Compensation Committee typically meets with our Chief Executive Officer and with our Chief Administrative Officer and Chief Human Resources Officer. The Compensation Committee holds executive sessions without any members of management present as needed.
Our Compensation Committee annually engages a compensation consultant to review the competitiveness and effectiveness of our executive compensation program and annually reviews summaries of our named executive officers’ compensation relative to peers and survey data. Our Compensation Committee also annually reviews company performance relative to peers.
Our Chief Executive Officer’s compensation is determined by our Compensation Committee. Management does not make recommendations to our Compensation Committee regarding our Chief Executive Officer’s compensation. For named executive officers other than our Chief Executive Officer, compensation packages are developed and recommended by our Chief Executive Officer, in consultation with our Chief Administrative Officer and Chief Human Resources Officer, based on guidelines provided by our Compensation Committee, although our Chief Administrative Officer and Chief Human Resources Officer does not have input or make recommendations as to her own compensation package. Our Compensation Committee determines whether to approve these recommendations, subject to any modifications that it may deem appropriate.
Role of Compensation Consultant. Since 2013, Frederic W. Cook & Co., Inc. (“FW Cook”) has provided independent executive compensation consulting services to the Compensation Committee. FW Cook is retained by and reports to the Compensation Committee. During fiscal 2024, FW Cook provided the following services:
•	assisted the Compensation Committee in evaluating the linkage between pay and performance;
•	assisted the Compensation Committee in developing a compensation peer group;
•
provided and reviewed market data and advised the Compensation Committee on setting executive compensation and the competitiveness and reasonableness of the Company’s executive compensation program, including the former CEO and CFO transition agreements;

•	reviewed and advised the Compensation Committee regarding the elements of the Company’s executive compensation program, each as relative to the Company’s peers and survey data;
•	provided information regarding realizable pay in light of our multi-year LTI Programs;
•
evaluated the Company’s compensation programs and practices in relation to potential compensation risk areas to confirm that the risks inherent in the executive compensation program are not reasonably likely to have a material adverse effect on the Company; and

•	advised the Compensation Committee regarding regulatory, governance, disclosure and other technical matters.

The Compensation Committee reviewed information provided by FW Cook addressing the independence of FW Cook and the representatives serving the Committee. Based on this information, the Compensation Committee concluded that the work performed by FW Cook and its representatives involved in the engagement did not raise any conflict of interest and that FW Cook and such representatives are independent from the Company’s management.
Risk Assessment. The Compensation Committee, together with the Chief Executive Officer and its independent compensation consultant, annually considers potential risks when reviewing our compensation programs for all employees, including our executive officers. Based on this assessment, the Compensation Committee concluded that our fiscal 2024 compensation programs do not create risks that are reasonably likely to have a material adverse effect on the Company. In making this determination, the Compensation Committee reviewed the key features of our compensation programs and policies, including the following:
•	The Compensation Committee is independent and utilizes an independent compensation consultant.
•	Compensation for our executive officers represents a balanced mix of short-term, long-term and at-risk compensation.
•	Our short-term incentive programs are designed to avoid an over emphasis on a single performance metric.
•	The maximum amount payable under the annual performance-based bonuses is capped at 200% of target.
•	A significant component of our LTI Programs is comprised of equity awards in order to directly align the interests of our executive officers with those of our stockholders.
•	Our stock ownership policy requires significant stock ownership by our executive officers and directors.
•
Our Incentive Compensation Recovery Policy requires us to recover incentive-based compensation in the event we restate our financial statements due to material noncompliance with any financial reporting requirements under U.S. securities laws.

•	Executive officers and directors are prohibited from pledging and hedging our common stock.
•	The Company does not provide excise tax gross-ups.
Say-on-Pay Vote
Our say-on-pay resolution received approximately 97% approval at our 2023 Annual Meeting, up from approximately 76% at our 2022 Annual Meeting. Our Compensation Committee considers the results of our recent say-on-pay votes along with other factors when making executive compensation decisions. See “Components of Fiscal 2024 Compensation — Future LTI Programs” for information relating to feedback we received in fiscal 2023 relating to our five-year long-term incentive plan and the Compensation Committee’s response.
Significant Policies and Procedures
Stock Ownership Guidelines. Our Compensation Committee considers stock ownership by management and the directors to be an important means of linking their interests with those of our stockholders. The guidelines for stock ownership as a multiple of executive officers’ base salaries are as follows:
Title	Guideline
Chief Executive Officer	Six times salary
Other Executive Officers	Two times salary
Vested and unvested RSUs are included in the calculation of stock ownership for purposes of these guidelines. Executive officers are expected to achieve fifty percent (50%) of the guideline stock ownership level within three years of promotion or appointment and one hundred percent (100%) within five years. All our named executive officers were in compliance with our stock ownership guidelines for fiscal 2024, subject to the phase-in-period for new appointments and promotions.
Prohibition on Hedging and Pledging. Our Insider Trading Policy prohibits our directors, executive officers and certain key employees from engaging in certain transactions involving our common stock, including options trading, short sales, derivative transactions and hedging transactions. In addition, these directors, executive officers and key employees are prohibited from holding our common stock in a margin account or otherwise pledging our common stock as collateral for a loan.

Clawback Policy. In the event we are required to restate our financial statements due to material noncompliance with any financial reporting requirements under U.S. securities laws, our Incentive Compensation Recovery Policy requires us to recover from our current or former executive officers certain amounts of incentive-based compensation paid within the prior three years that were erroneously paid.
Market Benchmarking and Positioning of Fiscal 2024 Executive Compensation
We strive to provide compensation opportunities that are market competitive. In order to promote this objective for fiscal 2024, the Compensation Committee retained FW Cook to conduct a review of our executive compensation peer group and benchmark our executive compensation program using a custom peer group and third-party survey data. The Compensation Committee considers this benchmarking information in reviewing each component of our compensation program.
The peer group used for benchmarking purposes in setting fiscal 2024 compensation was selected using the following criteria:
•	Size as measured by revenue – we generally targeted companies with revenue one-third to three times our annual revenue.
•	Size as measured by market capitalization – we generally targeted companies with market capitalization one-fourth to four times our market capitalization.
•	Similar-type businesses – we generally targeted companies that are multinational, compete against us for talent and engage in businesses with similar technology, products and markets.
After considering the advice of FW Cook and the Committee’s criteria for the peer group, the Compensation Committee approved using the fiscal 2023 peer group without modification for fiscal 2024. For compensation decisions affecting fiscal 2024 compensation, the peer group included the following companies:
Belden Corporation	Franklin Electric Company. Inc	Patrick Industries, Inc.
Benchmark Electronics, Inc.	Gentherm Incorporated	Rogers Corporation
Cooper-Standard Holdings Inc	LCI Industries	Stoneridge, Inc.
CTS Corporation	Littelfuse, Inc.	TTM Technologies, Inc.
Fabrinet	OSI Systems, Inc.	Visteon Corporation
For fiscal 2025 compensation decisions, the Compensation Committee has revised the peer group by removing LCI Industries, Patrick Industries, Inc., and Visteon Corporation and adding Kimball Electronics, Inc., Knowles Corporation, and Modine Manufacturing Company, which align more closely to Methode in terms of revenue size and type of business.
In benchmarking our compensation program for fiscal 2024, the Compensation Committee also reviewed information compiled by FW Cook from major third-party executive pay surveys.
As a general policy, we targeted fiscal 2024 executive officer total compensation (salary, annual performance-based bonus, and long-term incentive compensation), within the median range of competitive practice. Generally, we aim to target the median of the peer group +/-20% depending on key factors, including the tenure and experience of the individual executive. In making benchmarking determinations for fiscal 2024 compensation, the analysis assumed that each executive would achieve the target level of performance under the annual performance-based bonuses and the long-term RSA awards. In valuing the RSA and RSU awards outstanding under the 2021 LTI Program, the Compensation Committee included one-fifth of the market value of the RSA’s as of the grant date and one-fifth of the grant date fair value of the RSUs. Performance Units are not included as they are only earned for above-target performance and the Retention Awards are not included as they are tied to the CEO transition period and are not expected to be recurring.
In setting each compensation component for our executive officers, the Compensation Committee considered the competitive market data, together with other relevant factors, including the individual performance, experience and strategic value of each executive, retention and recruitment issues, internal pay equity and consistency issues, the Company’s performance, expected future contributions of each executive, historical compensation levels, tenure, promotions, and industry conditions. In addition, the Compensation Committee considered Mr. Duda’s longevity and extensive service to the Company as our Chief Executive Officer for approximately twenty years and his significant accomplishments. These and other factors may affect whether one or more of the compensation components for any of our executive officers is set above or below the median of competitive practice. In addition, annual performance-based bonus and long-term incentive compensation for one or more of our executive officers could be above or below this target range depending on the amounts earned, if any, under the performance-based awards.
Components of Fiscal 2024 Compensation
Each component of our compensation program is designed to help achieve our compensation objectives and to contribute to a compensation package that is competitive and appropriately rewards our executives for performance against annual and long-term performance objectives. Consistent with our pay-for-performance philosophy, our executive compensation program is generally structured so that a significant amount of each of our named executive officers’ compensation is variable compensation and “at risk” for non-payment if we fail, or the executive fails, to meet performance targets. Our annual performance-based bonuses and the RSA and Performance Unit awards under the 2021 LTI Program constitute variable compensation.
The table below sets forth details regarding the key components of our fiscal 2024 compensation program.
Component	Purpose
Salary	Attract, retain and motivate highly qualified executives.
Annual Performance-Based Bonuses	Reward contributions to the achievement of our short-term company objectives, and in certain cases, individual objectives.
Retention Bonuses	Cash awards that seek to retain key executives during the new Chief Executive Officer search and onboarding process.
LTI Program Awards	Focus the executive’s efforts on our long-term performance, encourage significant ownership of our common stock and assist in retention.
Other Benefits and Perquisites	Provide competitive levels of health and welfare protection and retirement and savings programs.
Salary. Our Compensation Committee establishes salaries on an annual basis taking into account the guideline benchmark range. In reviewing fiscal 2024 salaries for our named executive officers, our Compensation Committee reviewed advice from its independent compensation consultant regarding market practices and considered Mr. Duda’s recommendations for officers other than himself. The Compensation Committee also considered other relevant factors, including the individual performance, skills and experience of each executive, internal pay equity issues, executive retention, promotions, peer comparisons and the Company’s performance.
Effective as of May 1, 2023, the base salaries of our named executive officers were as follows:
Executive	Base Salary	Change From Fiscal 2023
Donald W. Duda	$1,031,400	+8%
Ronald L.G. Tsoumas	$499,653	+5%
Andrea J. Barry	$567,000	+10%
Kevin M. Martin	$440,000	+10%
Anil Shetty	$444,000	+5%
Mr. Avula assumed the role of CEO on January 29, 2024 with a base salary of $800,000 in accordance with his Offer Letter.
Annual Performance-Based Bonuses. Our named executive officers other than Mr. Avula were awarded annual performance-based cash bonus opportunities for fiscal 2024. In awarding these opportunities, our Compensation Committee considered the guideline benchmark target, the individual performance and experience of each executive, retention goals, internal pay equity and industry conditions. The Compensation Committee reviewed advice from FW Cook regarding market practices and considered Mr. Duda’s recommendations for officers other than himself. In setting the performance measures for each executive, our Compensation Committee considered, among other matters, the Company’s strategy, the fiscal 2024 operating budget and general economic conditions.
After deliberation, the Compensation Committee set the target amount payable as a percentage of base salary as follows: Mr. Duda, 135% of salary; Mr. Tsoumas and Ms. Barry, 75% of salary; and Mr. Martin and Mr. Shetty,

66% of base salary. For all named executive officers, the threshold and maximum amounts payable were set at 50% and 200%, respectively, of the amount payable at the target level of performance, which aligns with competitive practice among our peer group.
The target bonus for each of these named executive officers other than Mr. Martin was tied to achieving a gross profit margin as a percentage of net sales for the Company based on our fiscal 2024 operating budget. The Compensation Committee set the percentage of each of these named executive officer’s target bonus tied to achieving this performance measure as follows: Mr. Duda, Mr. Tsoumas and Mr. Shetty, 70% and Ms. Barry, 50%. The Company’s results were below the threshold level of performance and no amounts were earned for this performance measure. The remaining portion of the target bonus for these executives and Mr. Martin’s full target bonus was based on personal goals.
Set forth below is an outline of the annual performance-based bonus opportunities and amounts for fiscal 2024.
Executive	Target Bonus	Performance Measures and Amounts Payable*	Bonus Earned
Donald W. Duda	$1,392,390
(1) Achieve an adjusted gross profit margin percentage of net sales of 22.5% (threshold), 23.1% (target), 23.5% (target plus 150%), and 24.3% (maximum), with $487,377, $974,673, $1,462,010, and $1,949,346 payable at threshold, target, target plus and maximum, respectively. The Company achieved adjusted gross profit margin percentage of net sales below the threshold level of performance.

(2) Drive an organizational review of all business processes to identify those most critical to Methode’s business continuity. This review will identify critical processes and the critical roles that manage them, in order mitigate business risk. This will establish a framework that will enable the organization to perform a risk assessment of how likely critical talent is to leave and support future succession plans to mitigate retention risks. Threshold for this goal will be the completion of this process in Europe, target would be completion of Europe, Egypt and India, and maximum would be completion of Europe, Egypt, India and the United States. This goal will be considered complete when the critical processes and roles have been identified and presented to the Board of Directors. Amounts payable are $208,859, $417,717 and $835,434 at threshold, target and maximum, respectively. The Company completed this process in Europe, Egypt, India and the United States and Mr. Duda earned the maximum amount payable.
			$835,434

Executive	Target Bonus	Performance Measures and Amounts Payable*	Bonus Earned
Ronald L.G. Tsoumas	$374,740
(1) Achieve an adjusted gross profit margin percentage of net sales of 22.5% (threshold), 23.1% (target), 23.5% (target plus 150%), and 24.3% (maximum), with $131,159, $262,318, $393,477, and $524,636 payable at threshold, target, target plus and maximum, respectively. The Company achieved adjusted gross profit margin percentage of net sales below the threshold level of performance.

(2) Improve fiscal 2024 forecasting accuracy of adjusted pre-tax income by 7.5% (threshold), 10.0% (target), 12.5% (target plus 150%), and 15.0% (maximum), with $28,106, $56,211, $84,317, and $112,422 payable at threshold, target, target plus and maximum, respectively. The Company did not achieve the threshold level of performance.

(3) Remediate the fiscal 2023 significant deficiency, material weakness and finance-related carryover deficiencies, perform a complete global review of the current SOX program, adopt a global SOX remediation plan and develop and communicate the controls worldwide. If the significant deficiency, material weakness and finance-related carryover deficiencies are remediated, then threshold for this goal will be completing the global review, remediation plan, and controls in Europe, Egypt, and India, target would be the completion of Europe, Egypt, India, and the United States, and maximum would be Europe, Egypt, India, the United States, Mexico and China, with $28,105, $56,211 and $112,422 payable at threshold, target, and maximum, respectively. Mr. Tsoumas did not meet the threshold level of performance.
			$0

Executive	Target Bonus	Performance Measures and Amounts Payable*	Bonus Earned
Andrea J. Barry	$424,875
(1) Achieve an adjusted gross profit margin percentage of net sales of 22.5% (threshold), 23.1% (target), 23.5% (target plus 150%), and 24.3% (maximum), with $106,219, $212,438, $318,656, and $424,875 payable at threshold, target, target plus and maximum, respectively. The Company achieved adjusted gross profit margin percentage of net sales below the threshold level of performance.

(2) Drive an organizational review of all business processes to identify those most critical to Methode’s business continuity. This review will identify critical processes and the critical roles that manage them, in order mitigate business risk. This will establish a framework that will enable the organization to perform a risk assessment of how likely critical talent is to leave and support future succession plans to mitigate retention risks. Threshold for this goal will be the completion of this process in Europe, target would be completion of Europe, Egypt and India, and maximum would be completion of Europe, Egypt, India and the United States. This goal will be considered complete when the critical processes and roles have been identified and presented to the Board of Directors. Amounts payable are $63,731, $127,463 and $254,925 at threshold, target and maximum, respectively. The Company completed this process in Europe, Egypt, India and the United States and Ms. Barry earned the maximum amount payable.

(3) Achieve at least one of the following objectives: (a) design and present to the Compensation Committee a new Long-Term Incentive Plan on a global basis; and (b) complete the implementation of the Workday system for newly acquired Nordic Lights business. No bonus is earned if neither objective is achieved; the target bonus of $84,975 is earned if one of these objectives is achieved; and the maximum bonus of $169, 950 is earned if both objectives are achieved. Ms. Barry achieved both objectives and earned the maximum amount payable.
			$424,875

Executive	Target Bonus	Performance Measures and Amounts Payable*	Bonus Earned
Kevin M. Martin	$290,400
(1) Secure new business bookings for North America with a minimum pre-tax margin of 18%. The performance levels for such new business were $112.0 million (threshold), $125.0 million (target) and $137.0 million (maximum), with $101,640, $203,280 and maximum $406,560 payable at threshold, target and maximum, respectively. The Company booked $153.8 million for such new business and Mr. Martin earned $406,560.

(2) Achieve at least one of the following objectives: (a) establish a global EV product architecture core team to develop and implement product strategies designed to continue growth in power products and prepare global product roadmaps and recommendations for vertical integration; and (b) establish a global automotive, commercial vehicle and power sports product architecture core team to develop and implement product strategies for exterior lighting designed to continue growth in commercial vehicle and automotive and prepare global product roadmaps and recommendations for vertical integration. No bonus is earned if neither objective is achieved; the target bonus of $87,120 is earned if one of these objectives is achieved; and the maximum bonus of $174,240 is earned if both objectives are achieved. Mr. Martin achieved both objectives and earned the maximum amount payable of $174,240.
			$580,800
Anil Shetty	$292,746
(1) Achieve an adjusted gross profit margin percentage of net sales of 22.5% (threshold), 23.1% (target), 23.5% (target plus 150%), and 24.3% (maximum), with $102,461, $204,922, $307,384, and $409,844 payable at threshold, target, target plus and maximum, respectively. The Company achieved adjusted gross profit margin percentage of net sales below the threshold level of performance.

(2) Develop a strategy and work with each business unit to identify specific “Purchase Price Reductions” on commodities and services to achieve global cost reductions of $15.0 million (threshold), $20.0 million (target), and $25.0 million (maximum) with $43,912, $87,824, and $175,648 payable at threshold, target, target plus and maximum, respectively. The Company identified $16.0 million in such cost savings and Mr. Shetty earned $53,118.
			$53,118
*	Payouts are interpolated for performance falling between established performance objectives.
In the first quarter of our fiscal 2025, following the completion of the fiscal 2024 performance period for the annual performance-based bonuses, and at the recommendation of our new Chief Executive Officer, the Compensation Committee offered Ms. Barry and Mr. Martin, the named executive officers who were employed by the Company at the time, along with certain other management team members, the opportunity to receive their annual performancebased awards in RSUs rather than cash, with the number of RSUs determined by reference to the closing price of our common stock on July 25, 2024, the deadline to make the election. RSU awards received in lieu of the cash bonuses will vest, subject to continued service, on March 7, 2025, or upon the recipient’s earlier death, disability, or termination of employment without cause. In making this decision, the Compensation Committee determined that providing an opportunity to receive equity upon settlement of the performance-based bonus program would, among other objectives, contribute to aligning executives with stockholder interests. Ms. Barry and Mr. Martin elected to receive their annual performance-based awards in the form of 32,734 RSUs and 44,746 RSUs, respectively.
Fiscal 2024 Discretionary Bonus. In August 2023, the Compensation Committee awarded Mr. Shetty a discretionary bonus of $190,000 for successfully managing the closure of our Dabir medical device business in fiscal 2024.

Retention Awards. In September 2023, after considering the need to incentivize retention and continuity of the executive leadership team through the CEO transition period, the Compensation Committee granted retention awards to certain of our named executive officers. These incentive awards were granted to these key executives as their retention is considered essential for the Company’s successful execution of the near- and longer-term financial and operational milestones, particularly during the new Chief Executive Officer search and subsequent onboarding process. Each executive is eligible to receive a cash incentive award if the executive remains employed by the Company and maintains satisfactory job performance through September 12, 2025. The table below sets forth details regarding the incentive awards to our named executive officers.
Named Executive Officer	Cash Incentive Award
Ronald L.G. Tsoumas	$500,000
Andrea J. Barry	$750,000
Kevin M. Martin	$440,000
Anil Shetty	$445,000
If the executive officer is terminated without cause, dies or becomes disabled prior to September 12, 2025, the executive officer (or his or her estate) is entitled to payment of the full incentive award. If the executive officer voluntarily terminates his or her employment for good reason following or during a period pending a change of control, the executive officer is entitled to payment of the full incentive award. The incentive awards will be forfeited in full, if the executive officer’s employment is terminated by the Company for cause, or if the executive terminates his or her employment for any reason, other than good reason following a change of control. Mr. Tsoumas’ retention award was forfeited upon his July 2024 retirement. Mr. Shetty’s retention award was paid to him in connection with the termination of his employment without cause on July 26, 2024.
2021 LTI Program. In September 2020, our Compensation Committee adopted a five-year, long-term incentive program (the “2021 LTI Program”) which consists of performance-based restricted stock awards (“RSAs”), cash-based performance grants (“Performance Units”) and time-based restricted stock units (“RSUs”). Because his employment commenced in January 2024, Mr. Avula did not participate in the 2021 LTI Program other than through a time-based RSU grant made to him upon commencement of his employment as described in more detail below. For participating executive officers other than Mr. Shetty, the number of RSAs and Performance Units earned will be based on the achievement of established goals for the Company’s earnings before net interest, taxes, fixed asset depreciation and intangible asset amortization (“EBITDA”) for fiscal 2025. For Mr. Shetty, performance targets were based on the fiscal 2025 EBITDA of our Dabir Surfaces subsidiary. The Performance Units represent an opportunity for the executives to receive a cash payment based on the price of our common stock only to the extent that fiscal 2025 EBITDA exceeds target performance for the RSAs. At the discretion of the Compensation Committee, the Performance Units may be settled in shares of our common stock. The RSUs are subject to a five-year vesting period based on continued service.
After a comprehensive review of various design alternatives and market practices presented by the Compensation Committee’s independent executive compensation consultant, FW Cook, one of the critical determining factors the Compensation Committee considered in granting another five-year, long-term incentive program in fiscal 2021 was the performance of the two prior five-year, long-term incentive programs which concluded as of the end of fiscal 2015 and fiscal 2020, respectively. Consistent with our prior five-year programs, the Compensation Committee intended these RSAs, Performance Units and RSUs to be the only equity-based awards made to our executive officers participating in the plan during this new five-year period which ends on May 3, 2025, i.e., fiscal 2021 through fiscal 2025. The Compensation Committee believes that the opportunity offered to participating executives after the end of fiscal 2024 to convert existing performance-based cash awards, for which the performance period had ended, into RSUs as described above under “—Annual Performance-Based Bonuses”, is consistent with this approach.
After careful consideration, the Compensation Committee determined that another five-year program was appropriate after reviewing our stockholders’ strong say-on-pay support of the prior programs, the success of the prior programs, as well as the lengthy sales and product development cycles and significant upfront capital requirements for many of the Company’s products. The Compensation Committee considered the potential risks of the 2021 LTI Program and concluded that it does not create risks that are reasonably likely to have a material adverse effect on the

Company. The Compensation Committee believed the longer term would focus our executive officers on the Company’s strategic long-term objectives, including the EV market, assist in the retention of our top executive talent over the period in a highly competitive job market, and foster long-term strategic consistency, teamwork and collaboration among our executive officers.
In establishing the program, the Compensation Committee believed the mix of 50% performance-based and 50% time-based awards at target performance supports the Company’s operating performance and retention objectives and is consistent with market practice. The Performance Units represent an opportunity for the executives to receive a cash payment based on the price of our common stock only to the extent that the fiscal 2025 EBITDA exceeds target performance for the RSAs in order to provide an additional stretch goal for outperformance. At the discretion of the Compensation Committee, the Performance Units may be settled in shares of our common stock.
The Compensation Committee applied EBITDA, as adjusted, as the performance metric for the RSAs and the Performance Units because it is one of the primary operating metrics tracked by the Company and its stockholders. The target Company EBITDA performance goal set forth below aligns with the Company’s targeted EBITDA compound annual growth rate of approximately 8% for the five-year program period. Additionally, the inclusion of EBITDA from accretive acquisitions is in line with the Company’s plans to grow organically and inorganically over the period. The adjustments to EBITDA for acquisitions and divestitures were designed to mitigate unintended windfalls to management for non-accretive acquisitions and to safeguard management from unintended penalties for stockholder-friendly divestitures that negatively impact the fiscal 2025 performance results. For an acquisition to qualify as accretive in fiscal 2025, the EBITDA of the acquired business must exceed the interest expense for the related debt and the net impact on earnings per share must be positive.
In general, the Compensation Committee targeted the 2021 LTI Program awards within the median range of competitive practice, as annualized over the five-year program period. In making these benchmarking determinations, the Compensation Committee assumed that each executive would achieve the target level of performance under the RSAs and included one-fifth of the market value of the RSA shares and RSUs in these comparative calculations. In determining the size of the award to each of our executive officers, the Compensation Committee also considered other relevant factors, including the individual performance and experience of each executive, internal pay equity and consistency issues, expected future contributions of each executive and historical compensation levels. For Mr. Duda, the Compensation Committee considered his longevity and extensive service to the Company as our Chief Executive Officer and his significant accomplishments.
The table below sets forth details regarding the target awards to the named executive officers. Consistent with our prior five-year programs, the Compensation Committee intends the RSAs, RSUs and Performance Units to be the only equity-based awards made to our participating executive officers during the five-year period which ends on May 3, 2025, i.e., fiscal 2021 through fiscal 2025, excluding the opportunity to settle payments earned under our fiscal 2024 annual performance-based bonus program in RSUs as described above.
Executive	Number of Shares		Grant Date Market Value
	Target RSAs	RSUs	Target RSAs	RSUs
Donald W. Duda	375,000	375,000	$10,605,000	$10,605,000
Ronald L.G. Tsoumas	75,500	75,500	$2,135,140	$2,135,140
Andrea J. Barry	52,500	52,500	$1,484,700	$1,484,700
Kevin M. Martin	50,500	50,500	$1,444,805	$1,444,805
Anil Shetty	68,000	34,000	$1,923,040	$961,520
The table below sets forth details regarding the awards to the named executive officers for above-target performance.
Executive	Maximum Number of Performance Units*
Donald W. Duda	187,500
Ronald L.G. Tsoumas	37,750
Andrea J. Barry	26,250
Kevin M. Martin	25,250
Anil Shetty	23,000
*	Only earned in the event the fiscal 2025 EBITDA exceeds the RSA target performance goal.

RSAs. For executive officers other than Mr. Shetty, the RSAs may be earned based on the Company’s fiscal 2025 performance relative to established goals for threshold and target EBITDA performance, subject to certain adjustments, including adjustments for non-accretive acquisitions and divestitures. The executives will not earn any shares of RSAs if threshold performance is not met. Performance will be based on Methode’s EBITDA for fiscal 2025, subject to certain adjustments, including adjustments for non-accretive acquisitions and divestitures.
The performance goals and corresponding percentages of RSAs eligible to be earned by these executives are set forth below. The target EBITDA performance goal aligns with the Company’s targeted EBITDA compound annual growth rate of approximately 8% for the five-year program period.
Performance Goal	Fiscal 2025 EBITDA, As Adjusted	Percentage of RSAs Earned*
Threshold Performance	$270 million	50%
Target Performance	$300 million	100%
*	Payouts are interpolated for performance falling between the threshold and target performance measures.
For Mr. Shetty, performance targets were based on the fiscal 2025 EBITDA of our Dabir Surfaces subsidiary. With the discontinuation of the Dabir business in fiscal 2024, Mr. Shetty is no longer eligible to earn any RSAs based on Dabir’s fiscal 2025 EBITDA. As noted above, Mr. Shetty received a discretionary bonus during fiscal year 2024 for successfully managing the closure of our Dabir medical device business during the year.
Dividends will not be paid on the RSAs until the shares have been earned. At such time, the executives will be entitled to a dividend equivalent payment based on the dividends declared during the restricted period and the number of shares earned, if any.
In the event of an executive’s death or disability, the executive will earn all the RSA shares. In general, in the event of the qualified retirement of an executive, or in the event of a termination without cause in the case of Ms. Barry, the executive will be eligible to earn a prorated number of RSA shares based on the number of months elapsed since May 2, 2020 and the Company’s fiscal 2025 EBITDA. With Mr. Duda’s retirement, he remains eligible to earn all the RSA shares subject to achievement of the applicable EBITDA performance metrics for fiscal 2025. With Mr. Tsoumas’ retirement, he remains eligible to earn a pro rata portion of the RSA shares subject to achievement of the applicable EBITDA performance metrics for fiscal 2025.
In the event of a change of control of the Company in which either (i) the successor company does not assume or replace the RSAs or (ii) the successor company assumes or replaces the RSAs, and the executive is terminated without cause or resigns for good reason within the next two years, the executive will earn a prorated number of RSA shares. The award agreements for Messrs. Duda, Martin and Shetty provide that proration will be based on the number of months elapsed since the start of fiscal 2021. For Mr. Tsoumas and Ms. Barry, if the change of control or termination occurs in fiscal 2024 or 2025, the proration would be 100%.
In the event an executive enters into any of certain enumerated prohibited activities, all of such executive’s RSAs unvested at the time of such activity are subject to forfeiture.
In accordance with the accounting and SEC disclosure rules, the “Stock Awards” column of the Summary Compensation Table in the Company’s proxy statements covering fiscal year 2021 compensation did not include any value attributable to the RSAs for fiscal 2021, the year in which they were granted. For financial statement reporting purposes and based on the accounting rules, the Company will not record an expense for the RSAs until the Company determines with sufficient certainty that at least the threshold level of performance for fiscal 2025 EBITDA will be achieved. As noted above, the fiscal 2025 EBITDA target performance goal aligns with the Company’s targeted EBITDA compound annual growth rate of approximately 8% for organic and inorganic growth during the five-year program period and includes EBITDA from accretive acquisitions.
Performance Units. If the Company’s fiscal 2025 EBITDA exceeds target performance, the executives other than Mr. Shetty will be eligible to earn Performance Units based on performance relative to goals for target and maximum performance. The performance goals and corresponding percentages of Performance Units eligible to be earned by the executives are set forth below.
Performance Goal	Fiscal 2025 EBITDA, As Adjusted	Percentage of Performance Units Earned*
Target Performance	$300 million	0%
Maximum Performance	$330 million	100%
*	Payouts are interpolated for performance falling between the target and maximum performance measures.

The Performance Units will be settled and paid in cash based on the number of Performance Units earned, if any, and the price of the Company’s common stock at that time. At the discretion of the Compensation Committee, the Performance Units may be settled in shares of the Company’s common stock instead of cash.
Dividend equivalents will not be paid on any Performance Units settled in cash. If the Performance Units are settled in common stock, then the executives will be entitled to a dividend equivalent payment based on the dividends declared during the period between the date of the Committee’s decision to settle the Performance Units in common stock and the end of the restricted period, and the number of Performance Units earned. Dividend equivalents will not be paid on any Performance Units that are not earned.
In the event of an executive’s death or disability, or a change in control of the Company, all the Performance Units will be forfeited to the Company. In general, in the event of an executive’s qualified retirement, the executive will be eligible to earn a prorated number of Performance Units based on the number of months elapsed since the start of fiscal 2021 and the Company’s fiscal 2025 EBITDA. Following Mr. Duda’s retirement, he is eligible to earn all the Performance Units subject to the fiscal 2025 EBITDA achieved. Following Mr. Tsoumas’ retirement, he is eligible to earn a pro rata portion of the Performance Units subject to the fiscal 2025 EBITDA achieved. In the event Mr. Tsoumas or Ms. Barry are terminated without cause, the executive will be eligible to earn a prorated number of Performance Units based on the number of months elapsed since the start of fiscal 2021, and the fiscal 2025 EBITDA achieved.
In the event an executive enters into any of certain enumerated prohibited activities, all of such executive’s Performance Units unearned at the time of such activity are subject to forfeiture.
Time-Based RSUs. The RSUs are subject to a five-year vesting period based on continued service. The vesting schedule for the named executive officers participating in the plan is as follows: thirty percent (30%) of the RSUs vested on April 29, 2023, thirty percent (30%) of the RSUs vested at the end of fiscal 2024 and forty percent (40%) of the RSUs will vest at the end of fiscal 2025. Dividend equivalents will not be paid on the RSUs until the units have vested. At such time, the executives will be entitled to a dividend equivalent payment based on the dividends declared during the vesting period and the number of vested RSUs.
In the event of an executive’s death or disability, all unvested RSUs will become immediately and fully vested. In general, in the event of an executive’s qualified retirement, a prorated number of RSUs will vest based on the months elapsed since the start of fiscal 2021. In connection with Mr. Duda’s retirement, all unvested RSUs were immediately vested. In connection with Mr. Tsoumas’ retirement, a prorated number of RSUs were vested. In the event Ms. Barry is terminated without cause, she will earn a prorated number of RSUs based on the number of months elapsed since the start of fiscal 2021.
In the event of a change of control of the Company in which either (i) the successor company does not assume or replace the RSUs or (ii) the successor company assumes or replaces the RSUs and then the executive is terminated without cause or resigns for good reason within two years, all unvested RSUs will become immediately and fully vested.
In the event an executive enters into any of certain enumerated prohibited activities, all of such executive’s RSUs unvested at the time of such activity are subject to forfeiture.
Mr. Avula RSU Award. Pursuant to the terms of his Offer Letter, Mr. Avula was awarded 144,877 RSUs, valued at $3,125,000, on the first day of his employment. The award represented Mr. Avula’s participation in the Company’s long term incentive plan through the end of fiscal 2025. The RSUs were scheduled to vest 20% on January 29 of each of 2025, 2026, 2027, 2028 and 2029, with dividend equivalents to be held and paid upon vesting. These RSUs were forfeited upon Mr. Avila’s subsequent resignation.
In the event of Mr. Avula’s death or disability, all unvested RSUs would have become immediately and fully vested. In the event of a change of control of the Company in which either (i) the successor company had not assumed or replaced the RSUs or (ii) the successor company assumes or replaces the RSUs and then Mr. Avula were to be terminated without cause or were to resign for good reason within two years, all unvested RSUs would have become immediately and fully vested.
Future LTI Programs. The 2021 LTI Program will conclude at the end of fiscal 2025 and the Compensation Committee anticipates adopting a new LTI program for fiscal 2026 and beyond. During fiscal 2023, the Compensation Committee began engaging with our largest stockholders to gather their feedback on the 2021 LTI

Program. At that time, stockholders noted that the front-loaded, 5-year LTI Program has reduced flexibility and indicated interest in the use of multiple long-term performance metrics as opposed to EBITDA only. The Compensation Committee will consider current and future stockholder feedback when establishing any new LTI program terms and conditions, including the program period and performance metrics.
Other Benefits and Perquisites. Our U.S.-based executive officers are eligible to participate in all our employee benefit plans, such as medical, dental, vision, group life, disability and, as applicable, our 401(k) savings plan (with a company contribution equal to three percent (3%) of salary, subject to certain limitations), in each case, on the same basis as our other employees. Our U.S.-based executive officers are provided deferred compensation opportunities through a non-qualified Deferred Compensation Plan. We have never contributed any amounts to the Deferred Compensation Plan on behalf of any of the named executive officers. For a description of the Deferred Compensation Plan, please see “Executive Compensation — Nonqualified Deferred Compensation,” below. In addition, a few perquisites are provided to the named executive officers. Perquisites may include a company car allowance, professional association dues and provision for an annual physical exam. We also provided Mr. Avula with relocation assistance in the form of the use of a Company-owned condominium in Chicago, Illinois, and use of a Company-owned car to assist his relocation to the Chicago area.
Change of Control Agreements. We have entered into change of control agreements with all of our named executive officers that provide certain benefits upon termination in connection with a change of control event. These change of control agreements are designed to promote stability and continuity of senior management if a change of control event were to occur, both of which are in the best interest of the Company and our stockholders. These executives are not entitled to a gross-up payment for excise taxes under our change of control agreements. In addition, our change of control agreements are “double trigger” whereby these executives are only entitled to a severance payment if an executive is terminated without cause, or the executive terminates for good reason after a change of control. Our change of control provisions for these named executive officers are summarized below under “Executive Compensation − Potential Payments Upon Termination or Change of Control.”
Severance Agreements. In January 2024, we entered into a Severance Agreement with Mr. Avula that provided certain benefits if he were terminated without cause. In such event, he would have been entitled to receive a severance payment equal to two times the sum of (i) his annualized salary in effect at the time of the termination plus (ii) his target bonus amount for the fiscal year in which the termination occurs, paid over a two year period in equal installments. In addition, Mr. Avula would have been entitled to (a) an amount equal to a pro rata portion (based on the number of days in the fiscal year through the date of termination) of the actual bonus payment he would have received for the fiscal year had he remained employed, and (b) the Company portion of COBRA premiums actually paid by Mr. Avula for up to 18 months (or if earlier, the date he becomes eligible for coverage under another employer’s group health plan).
Subsequent to the end of our fiscal year 2024, upon the commencement of employment of Jonathan DeGaynor as our President and Chief Executive Officer on July 15, 2024, we entered into a severance agreement with Mr. DeGaynor on terms substantially similar to those that had been provided to Mr. Avula as described above. Additional information about these severance arrangements is provided below under “Executive Compensation − Potential Payments Upon Termination or Change of Control.”

COMPENSATION COMMITTEE REPORT
Our Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management and, based on such review and discussion, our Compensation Committee recommended to our Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.
COMPENSATION COMMITTEE
Bruce K. Crowther (Chair)
Walter J. Aspatore
David P. Blom
Brian J. Cadwallader

EXECUTIVE COMPENSATION TABLES
Summary Compensation Table
The following table sets forth certain summary information regarding the compensation awarded to, earned by or paid by us to, or for the account of, our two former Chief Executive Officers who served during fiscal 2024, our former Chief Financial Officer who retired after the end of fiscal 2024 and our three other most highly compensated executive officers (the “named executive officers”) for fiscal 2024. On January 29, 2024, Mr. Avula replaced Mr. Duda as President and Chief Executive Officer. Mr. Duda retired from the Company on April 30, 2024, Mr. Avula resigned from the Company on May 1, 2024, Mr. Tsoumas retired as our Chief Financial Officer on July 12, 2024 and Mr. Shetty’s last day of employment was July 26, 2024, in each case after the end of fiscal 2024. Information regarding fiscal 2023 and 2022 is omitted for Mr. Shetty because he was not a named executive officer during either year.
Name and Principal Position	Fiscal Year	Salary ($)(1)	Bonus ($)(2)	Stock Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	All Other Compensation ($)(5)	Total ($)
Avinash Avula Former President and Chief Executive Officer	2024	200,000	263,000	3,125,000	—	429,227	4,017,227
Ronald L.G. Tsoumas, Former Chief Financial Officer	2024	499,653	—	—	0	86,980	586,633
	2023	475,860	473,970	—	214,200	73,846	1,237,846
	2022	453,200	248,000	—	101,970	40,254	843,424
Andrea J. Barry Chief Administrative Officer	2024	566,500	—	—	424,875	43,591	1,034,966
	2023	515,000	276,000	—	231,750	39,379	1,062,130
	2022	431,346	184,000	—	209,250	10,373	834,969
Kevin M. Martin Vice President, North America	2024	440,000	—	—	580,800	52,172	1,072,972
	2023	400,000	219,000	—	264,000	43,238	926,238
	2022	363,000	146,000	—	209,250	20,546	825,733
Anil Shetty Former Vice President	2024	444,000	190,000	—	53,118	40,014	727,132
Donald W. Duda Former President and Chief Executive Officer	2024	1,031,400	—	—	835,434	339,213	2,206,047
	2023	955,000	942,000	—	773,550	417,536	3,088,086
	2022	782,800	628,000	—	634,068	252,908	2,297,776
(1)
The annual base salaries for our named executive officers as of the end of fiscal 2024 were as follows: Mr. Avula, $800,000, Mr. Tsoumas, $499,653; Ms. Barry, $566,500; Mr. Martin, $440,000; Mr. Shetty, $444,000; and Mr. Duda, $1,031,400. For Mr. Duda, this amount includes approximately three months of salary as Executive Advisor at the same salary level following his resignation as Chief Executive Officer on January 29, 2024.

(2)
For Mr. Avula, reflects a sign-on bonus of $263,000. Following his resignation, Mr. Avula is obligated to repay the Company this bonus. For Mr. Shetty, reflects a bonus of $190,000 for successfully managing the closure of our Dabir medical device business. See “Compensation Discussion and Analysis – Components of Fiscal 2024 Compensation – Fiscal 2024 Discretionary Bonus” and “–Executive Officer Transitions – Avinash Avula Service as Chief Executive Officer” for additional details.

(3)
Includes the grant date fair value of the time-based RSU awards to Mr. Avula in accordance with his Offer Letter determined in accordance with Accounting Standards Codification Topic 718, Stock Compensation (“ASC 718”). Details of the assumptions used in valuing the awards are set forth in the footnotes to our audited financial statements included in our Annual Report on Form 10-K. The RSUs were subject to a five-year vesting period based on continued service with 20% of the RSUs vesting as of the first five anniversary dates of the grant date. Additional details regarding this award are set forth in “Compensation Discussion and Analysis – Components of Fiscal 2024 Compensation – Mr. Avula RSU Award.” Mr. Avula forfeited these RSUs upon his resignation. The grant date fair values of outstanding equity awards under the 2021 LTI Program were reflected in the Company’s prior proxy statements for which fiscal 2021 compensation was reported for our named executive officers at the time.

(4)
Amounts reflect annual performance-based cash bonuses for fiscal 2024. Additional details regarding these bonus awards are set forth in “Compensation Discussion and Analysis – Components of Fiscal 2024 Compensation – Annual Performance-Based Bonuses.” As noted therein, Ms. Barry and Mr. Martin elected to receive their respective awards in RSUs in lieu of cash.

(5)	Amounts included in All Other Compensation reflect the following for fiscal 2024:
Executive	Vested RSU Dividend Equivalents ($)	401(k) Contribution ($)	Life Insurance ($)	Car Allowance ($)
Mr. Avula	0	10,350	0	0
Mr. Tsoumas	69,047	10,350	1,584	6,000
Ms. Barry	31,658	10,350	1,584	0
Mr. Martin	30,452	10,350	571	10,800
Mr. Shetty	13,869	10,350	994	10,800
Mr. Duda	232,431	10,350	3,048	9,600
For Mr. Avula, All Other Compensation also includes $400,000 of reimbursements for the repayment of relocation allowances to Mr. Avula’s former employer, a $10,000 relocation allowance, and the aggregate incremental cost to the Company of $7,353 and $1,524 for use of the Company-owned condominium in Chicago, Illinois and Company-owned car, respectively, in connection with his relocation. Following his resignation, Mr. Avula is obligated to repay the Company the $400,000 for the repayment of relocation allowances. For Mr. Duda, All Other Compensation also includes $79,338 of vacation payout and $4,445 for an executive physical.
Grants of Plan-Based Awards
The following table sets forth certain information regarding grants of plan-based awards to the named executive officers during the fiscal year ended April 27, 2024.
Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			All Other Stock Awards: Number of Shares of Stock or Units(2)	Grant Date Fair Value of Stock and Option Awards ($)(3)
		Threshold ($)	Target ($)	Maximum ($)
Avinash Avula	12/18/2023	—	—	—	144,877	3,125,000
Ronald L.G. Tsoumas	7/5/2023	187,370	374,740	729,480	—	—
Andrea J. Barry	7/5/2023	254,925	424,875	849,750	—	—
Kevin M. Martin	7/5/2023	101,640	290,400	580,800	—	—
Anil Shetty	7/5/2023	146,373	292,746	585,492	—	—
Donald W. Duda	7/5/2023	696,236	1,392,390	2,784,780	—	—
(1)
Reflects the annual performance-based cash bonus awards. Amounts earned in fiscal 2024 by the executive officers under this award are reported in the column titled “Non-Equity Incentive Plan Compensation” in the “Summary Compensation Table.” Additional details regarding these bonus awards are set forth in “Compensation Discussion and Analysis – Components of Fiscal 2024 Compensation – Annual Performance-Based Bonuses.” As noted in that discussion, Ms. Barry and Mr. Martin, the named executive officers who were employed by the Company in July 2024, were offered the option of settlement in cash or in RSUs.

(2)
Reflects time-based RSUs awarded to Mr. Avula in accordance with his Offer Letter. Additional detail regarding this award is set forth in “Compensation Discussion and Analysis – Components of Fiscal 2024 Compensation – Mr. Avula RSU Award.” Mr. Avula forfeited the RSUs upon his resignation.

(3)
Amount shown reflects the grant date fair value of the RSU award determined in accordance with ASC 718. Details of the assumptions used in valuing the awards are set forth in the footnotes to our audited financial statements included in our Annual Report on Form 10-K for such fiscal year. Mr. Avula forfeited the RSUs upon his resignation.

As discussed in the Compensation Discussion and Analysis, during fiscal 2024, each of our named executive officers other than Mr. Avula was awarded an annual performance-based bonus opportunity. The target amount payable was set at 135% of base salary for Mr. Duda, 75% for Mr. Tsoumas and Ms. Barry, and 66% for Mr. Martin and Mr. Shetty. The threshold and maximum amounts payable were set at 50% and 200%, respectively, of the amount payable at the target level of performance. The amounts paid to the named executive officers pursuant to these awards are included in the Summary Compensation Table under the column captioned “Non-Equity Incentive Plan Compensation.” Please see “Components of Fiscal 2024 Compensation – Annual Performance-Based Bonuses” in the Compensation Discussion and Analysis above for further information regarding these awards.

Outstanding Equity Awards at Fiscal Year-End
The following table sets forth certain information regarding the outstanding equity awards of the named executive officers at April 27, 2024.
	Option Awards(1)				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Share of Units of Stock That Have Not Vested ($)(4)	Equity Incentive Plan Awards: Numbers of Unearned Shares, Units or Other Rights That Have Not Yet Vested (#)(5)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Yet Vested ($)(4)
Avinash Avula	—	—	—	—	144,877(2)	1,770,397	—	—
Donald W. Duda	—	—	—	—	150,000(3)	1,833,000	187,500	2,291,250
Ronald L.G. Tsoumas	8,000(1)	0	37.01	7/7/2024	30,000(3)	366,600	37,750	461,305
Andrea J. Barry	—	—	—	—	21,000(3)	256,620	26,250	320,775
Kevin M. Martin	—	—	—	—	20,200(3)	246,844	25,250	308,555
Anil Shetty	—	—	—	—	13,600(3)	166,192	34,000	415,480
(1)	These options were granted in July 2014. One-third of these options vested on each of the first, second and third anniversaries of the grant date. These options expired unexercised on July 7, 2024.
(2)
The RSUs were subject to a five-year vesting period based on continued service with 20% vesting as of the first five anniversary dates of the grant date ending January 29, 2029. Additional detail regarding this award is set forth in “Compensation Discussion and Analysis – Components of Fiscal 2024 Compensation – Mr. Avula RSU Award.” Mr. Avula forfeited these RSUs upon his resignation.

(3)
These RSUs are scheduled to vest at the end of fiscal 2025, subject to continued service conditions and accelerated vesting in the event of qualified retirement. Additional details regarding these awards are set forth in “Compensation Discussion and Analysis – Components of Fiscal 2024 Compensation – 2021 LTI Program.”

(4)	Calculated based on the closing price of the Company’s common stock on April 26, 2024 of $12.22 per share.
(5)
These RSAs are eligible for vesting based on fiscal 2025 EBITDA, as adjusted, relative to established goals for threshold and target performance Additional details regarding these awards and the 2025 performance levels required in order for threshold payments to be made are set forth in “Compensation Discussion and Analysis – Components of Fiscal 2024 Compensation – 2021 LTI Program.” Amounts reflect the number of shares earned at threshold performance.

Option Exercises and Stock Vested
The following table sets forth certain information regarding the vesting of restricted stock units during fiscal 2024.
Name	Stock Awards
	Number of Shares Acquired on Vesting (#)(1)	Value Realized on Vesting ($)(2)
Avinash Avula	0	0
Ronald L.G. Tsoumas	22,650	276,783
Andrea J. Barry	15,750	192,465
Kevin M. Martin	15,150	185,133
Anil Shetty	10,200	124,644
Donald W. Duda	112,500	1,372,500
(1)	Reflects the portion of time-based RSUs awarded pursuant to our 2021 LTI Program that vested on April 27, 2024.
(2)	Calculated based on the closing price of Methode’s common stock on April 26, 2024 of $12.22 per share.

Nonqualified Deferred Compensation
The following table sets forth certain information regarding deferred compensation with respect to the named executive officers for fiscal 2024.
Name	Executive Contributions in Last Fiscal Year ($)(1)	Registrant Contributions in Last Fiscal Year ($)	Aggregate Earnings in Last Fiscal Year ($)	Aggregate Withdrawals/ Distributions ($)(2)	Aggregate Balance at Last Fiscal Year-End ($)
Avinash Avula	0	0	0	0	0
Ronald L.G. Tsoumas	209,166	0	76,375	232,378	1,621,758
Andrea J. Barry	323,857	0	126,662	0	1,566,283
Kevin M. Martin	0	0	0	0	0
Anil Shetty	161,943	0	127,135	0	880,355
Donald W. Duda	0	0	1,523	0	34,924
(1)
All executive contributions were reported as compensation in the “Summary Compensation Table” under the “Salary” and/or “Non-Equity Incentive Plan Compensation” columns, depending on the source of the executive contribution.

(2)	Reflects distributions in accordance with the terms of each executive’s deferral election.
The Methode Electronics, Inc. Nonqualified Deferred Compensation Plan (the “Deferred Compensation Plan”) allows a select group of management and highly compensated employees to defer up to 75% of their annual base salary and/or 100% of their annual bonus, with an aggregate minimum deferral of $3,000. Directors are allowed to defer up to 100% of their director compensation paid in cash or shares of common stock. The minimum period of deferral is three years. Participants are immediately 100% vested.
In addition to directed deferrals, we may make contributions to the Deferred Compensation Plan to make up for limits applicable under our qualified plans and may make additional discretionary contributions as well. Participants vest in company contributions in accordance with the schedule set forth in the applicable agreement or plan governing such contributions. We made no contributions to the Deferred Compensation Plan in fiscal 2024.
Participants may elect from a list of certain mutual funds to determine any amounts credited or debited from their accounts, although we are under no obligation to invest the deferred amounts in any specified fund. This list is made available to all participants and account balances are credited or debited based on the current market rates for these funds. Participants may reallocate account balances and/or future deferrals daily.
Participants are entitled to receive a distribution from their account balances at the earlier of the end of the elected deferral period or retirement, disability, termination of employment or a change of control. Accounts are distributed in a lump sum or, in certain circumstances, in installments over a period of up to 15 years. Participants can also petition the Compensation Committee to receive a full or partial payout from the Deferred Compensation Plan in the event of an unforeseeable financial emergency.
Potential Payments Upon Termination or Change of Control
In the event our named executive officers are terminated or Methode undergoes a change of control, our named executive officers are entitled to certain payments under their change of control agreements, severance agreements and certain other benefit plans.
All of our named executive officers are parties to change of control agreements with the Company. Pursuant to these change of control agreements, if within two years of a change of control or during a period pending a change of control, we terminate the executive’s employment without good cause or the executive voluntarily terminates his or her employment for good reason, the executive is entitled to the following:
•	a lump sum payment in an amount equal to a multiple of the executive’s base salary (three times for our Chief Executive Officer and two times for our other named executive officers);
•
a lump sum payment equal to a multiple (three times for our Chief Executive Officers and two times for our other named executive officers) of the executive’s target bonus amount for the fiscal year in which the termination occurs; and

•
continued participation in our welfare benefit plans for three years for our Chief Executive Officer and two years for our other named executive officers, or until the executive becomes covered under other welfare benefit plans providing substantially similar benefits.

Additionally, in the event of a change of control or the executive’s death, disability, qualified retirement, or termination without cause, all our named executive officers are entitled to certain payments under their LTI awards, annual performance-based bonus awards, and retention awards, as applicable.
In January 2024, we entered into a Severance Agreement with Mr. Avula that would have provided certain benefits upon his termination without cause. In such event, Mr. Avula would have been entitled to receive a severance payment equal to two times the sum of (i) his annualized salary in effect at the time of the termination plus (ii) his target bonus amount for the fiscal year in which the termination occurs, paid over a two year period in equal installments. In addition, Mr. Avula would have been entitled to (a) an amount equal to a pro rata portion (based on the number of days in the fiscal year through the date of termination) of the actual bonus payment he would have received for the fiscal year had he remained employed, and (b) the Company portion of COBRA premiums actually paid by Mr. Avula for up to 18 months.
Subsequent to the end of our fiscal year 2024, upon the commencement of employment of Jonathan DeGaynor as our President and Chief Executive Officer on July 15, 2024, we entered into a severance agreement with Mr. DeGaynor on terms substantially similar to those that had been provided to Mr. Avula as described above.
In addition to the salary, bonus and benefits arrangements described above, the following table summarizes compensation payable to our named executive officers upon these various scenarios under our equity and non-equity incentive plans in place at fiscal year end. The amounts payable under the “Change in Control” column are due if (i) the successor company does not assume the awards or (ii) the successor company assumes the awards and then the executive is terminated without cause or resigns for good reason. In each scenario in which the RSA shares and/or the RSUs vest, the executive is entitled to a payment based on the dividends declared during the vesting period and the number of shares or units vested.
Scenario
Type of Award	Change in Control	Death or Disability	Termination Without Cause	Retirement(1)
Annual Performance-Based Bonus	The target bonus is paid.	The target bonus is paid.	Mr. Avula’s severance agreement provided for a prorated bonus. For all other named executive officers, no bonus is paid.	A prorated bonus is paid based on the retirement date and year-end performance.
Retention Awards	Following any change in control, if an executive is terminated without cause or resigns for good reason, the full award will be paid.	The full award will be paid.	The full award will be paid.	The full award is forfeited.
Restricted Stock Units (“RSUs”)	All RSUs are fully vested.	All RSUs are fully vested.	If Mr. Duda, Mr. Tsoumas or Ms. Barry are terminated, a prorated number of RSUs will vest based on the number of months elapsed since the start of fiscal 2021.
If Mr. Tsoumas, Ms. Barry, Mr. Martin or Mr. Shetty retire, a prorated number of RSUs will vest based on the months elapsed since the start of fiscal 2021. If Mr. Duda retires, all his RSUs will fully vest.

Scenario
Type of Award	Change in Control	Death or Disability	Termination Without Cause	Retirement(1)
Performance-Based Restricted Stock Awards (“RSAs”)
For Mr. Duda, Mr. Martin and Mr. Shetty, a prorated number of RSA shares will vest based on the number of months elapsed since the start of fiscal 2021.

For Mr. Tsoumas and Ms. Barry, all RSA shares are fully vested.
All RSA shares are fully vested.
If Mr. Duda, Mr. Tsoumas or Ms. Barry are terminated without cause, a prorated number of RSA shares will be eligible for vesting based on the number of months elapsed since the start of fiscal 2021.

The number of RSA shares to vest will depend on the Company’s fiscal 2025 EBITDA.

For Mr. Tsoumas, Ms. Barry, Mr. Martin and Mr. Shetty, a prorated number of RSA shares will be eligible for vesting based on the number of months elapsed since the start of fiscal 2021.

All of Mr. Duda’s RSA shares will be eligible for vesting.

The number of RSA shares to vest will depend on the Company’s fiscal 2025 EBITDA.

Performance Units	All the Performance Units are forfeited to the Company.	All the Performance Units are forfeited to the Company.
If Mr. Duda, Mr. Tsoumas or Ms. Barry are terminated without cause, a prorated number of Performance Units will be eligible to be earned based on the number of months elapsed since the start of fiscal 2021.

The number of Performance Units to be earned will depend on the Company’s fiscal 2025 EBITDA.

For Mr. Tsoumas, Ms. Barry, Mr. Martin and Mr. Shetty, a prorated number of Performance Units will be eligible to be earned based on the number of months elapsed since the start of fiscal 2021.

All of Mr. Duda’s Performance Units will be eligible to be earned.

The number of Performance Units to be earned will depend on the Company’s fiscal 2025 EBITDA.

(1)
An executive’s qualified retirement occurs at or after age 65, or after age 55 with our consent. Mr. Duda is 69 years old. All our other named executive officers other than Mr. Avula are between 55 and 65 years old. Following the end of fiscal year 2024, the Compensation Committee consented to Mr. Tsoumas’ retirement prior to age 65.

No payments would be made in connection with any of the awards in the foregoing table in the event that a named executive officer’s employment is terminated for cause, or in the event the named executive officer terminates his or her employment (other than for good reason in connection with a change in control as noted above).

The following table shows the potential amounts payable to our named executive officers other than Mr. Duda upon termination or a change of control of Methode. The amounts shown assume that such termination or change of control occurred on April 26, 2024, the last trading day of our 2024 fiscal year, and reflect the price of our common stock on such date of $12.22. The table below does not reflect amounts payable pursuant to plans or arrangements that are available generally to salaried employees. In addition, the table does not reflect the distribution of account balances in our Deferred Compensation Plan or the delivery of common stock underlying vested restricted stock units.
Name	Termination Scenario (On 4/26/2024)	Salary and Bonus Severance ($)	Annual Performance -Based Bonus ($)	Retention Bonus	Vesting of RSUs ($)(1)	Vesting of RSAs ($)(1)(2)	Vesting of Performance Units ($)(2)	Health and Welfare Benefits ($)(3)
Mr. Avula	Upon Change of Control(4)	—	611,507	—	1,770,397	—	—	—
	Resignation for Good Reason/Termination Without Cause Following Change of Control(5)	3,011,507	—	—	—	—	—	63,551
	Death or Disability	—	203,836	—	1,770,397	—	—	—
	Qualified Retirement	—	203,836	—	0	—	—	—
	Termination Without Cause	2,616,000		—	0	—	—	31,776
	Resignation	—	—	—	—	—	—	—
Mr. Tsoumas	Upon Change of Control(4)	—	749,480	—	366,600	922,610	—	—
	Resignation for Good Reason/Termination Without Cause Following Change of Control(5)	1,748,786	—	500,000	—	—	—	27,343
	Death or Disability	—	374,740	500,000	366,600	922,610	—	—
	Qualified Retirement	—	374,740	—	293,280	738,088(6)	0	—
	Termination Without Cause	—	—	500,000	293,280	738,088	0	—
	Resignation	—	—	—	—	—	—	—
Ms. Barry	Upon Change of Control(4)	—	849,750	—	256,620	641,550	—	—
	Resignation for Good Reason/ Termination Without Cause Following Change of Control(5)	1,982,750	—	750,000	—	—	—	42,367
	Death or Disability	—	424,875	750,000	256,620	641,550	—	—
	Qualified Retirement	—	424,875	—	205,296	513,240(6)	0	—
	Termination Without Cause	—	—	750,000	205,296	513,240	0	—
	Resignation	—	—	—	—	—	—	—
Mr. Martin	Upon Change of Control(4)	—	580,800	—	246,844	493,688	—	—
	Resignation for Good Reason/Termination Without Cause Following Change of Control (5)	1,468,800	—	440,000	—	—	—	0
	Death or Disability	—	290,400	440,000	246,844	617,110	—	—
	Qualified Retirement	—	290,400	—	197,475	493,688(6)	0	—
	Termination Without Cause	—	—	440,000	0	0	0	—
	Resignation	—	—	—	—	—	—	—
Mr. Shetty	Upon Change of Control(4)	—	585,494	—	112,424	664,768	—	—
	Resignation for Good Reason/Termination Without Cause Following Change of Control(5)	1,472,606	—	445,000	—	—	—	42,367
	Death or Disability	—	292,747	445,000	112,424	830,960	—	—
	Qualified Retirement	—	292,747	—	89,939	664,768(6)	0	—
	Termination Without Cause	—	—	445,000	0	0	0	—
	Resignation	—	—	—	—	—	—	—
(1)	Amounts include an amount equal to the cash dividends declared during the period from the date of grant thru April 26, 2024, multiplied by the number of shares or units vested.
(2)
For purposes of this table, we have assumed that the target performance level will be achieved with respect to the RSAs and the Performance Units and that our Compensation Committee has elected to accelerate all awards subject to the discretion of the Compensation Committee.

(3)	Reflects the estimated lump-sum present value of all future premiums which will be paid on behalf of the executive under our health and welfare benefit plans.
(4)	Assumes the successor company does not assume the annual bonus awards, RSUs or RSAs.
(5)	These amounts are in addition to amounts payable under the preceding row “Upon Change of Control.”
(6)	Assumes the target level of performance is achieved.
Resignation of Former CEO During Fiscal 2024. As discussed elsewhere in this proxy statement, in accordance with a previously announced leadership transition plan. Mr. Duda resigned as our President and Chief Executive Officer on January 29, 2024, upon the commencement of Mr. Avula’s employment as his successor. Following his resignation as Chief Executive Officer, Mr. Duda assumed an advisory role in the position of Executive Advisor for a three month period until his retirement date on April 30, 2024. Payments to Mr. Duda in connection with his resignation and retirement and subsequent engagement as a consultant during a transitional period, and his ongoing obligations to the Company, are set out in his Retention, Transition Services and Consulting Agreement dated August 31, 2023, and in applicable award agreements.
Between the date of his resignation as President and Chief Executive Officer and his retirement date, Mr. Duda continued to receive his existing base salary (approximately $1,031,400 per year) and benefits (approximately $2,740). He also remained eligible to receive the earned portion of his annual performance-based cash bonus for fiscal 2024, which was paid in the amount of $835,434. See “Components of Fiscal 2024 Compensation – Annual Performance-Based Bonuses” in the Compensation Discussion and Analysis above.
Upon his retirement date, Mr. Duda was engaged as a consultant for a period of nine months for a fee of $350,000 per month in order to assist the Company in connection with the transition of his duties and responsibilities. Mr. Duda is restricted under the Transition Agreement from engaging in certain activities in competition with the Company and its subsidiaries or from soliciting suppliers, vendors, customers or employees of the Company or its subsidiaries, for a period ending fifteen months after the end of the consulting period.
Upon his retirement date, Mr. Duda’s outstanding and unvested RSUs, representing 150,000 RSU awards with a market value at April 26, 2024 of approximately $1,833,000, became vested. He remains eligible to earn his performance-based restricted stock awards under the 2021 LTI Program, and any Performance Units, subject to the conditions of the 2021 LTI Program relating to achievement of threshold or target 2025 EBITDA. See “Components of Fiscal 2024 Compensation – 2021 LTI Program – RSAs” and “Components of Fiscal 2024 Compensation – 2021 LTI Program – Performance Units” in the Compensation Discussion and Analysis above.

CEO PAY RATIO
As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of SEC Regulation S-K, we are providing the following information about the ratio of the median annual total compensation of our employees to the annual total compensation for fiscal 2024 of our two Chief Executive Officers serving during the latest fiscal year, Avinash Avula and Donald W. Duda.
To calculate the pay ratio, we identified the median employee based on our employee population as of February 1, 2024, which was approximately 6,900 employees in the United States, Mexico, Egypt, Malta, China, Finland, Canada, Belgium, India, the United Kingdom, Germany, Italy, Switzerland, Singapore, Malaysia, the Netherlands and Taiwan. For purposes of identifying the median employee, we considered annual base salary as of February 1, 2024, plus overtime, allowances and short-term incentive compensation for the trailing twelve months, each as reported in our payroll records and adjusted to US dollars. We did not make any cost-of-living adjustments to the pay of employees living in different jurisdictions than our Chief Executive Officers, but we did include certain adjustments for the annualization of pay for employees who were employed for only part of the period.
Based on this analysis, we determined that our median employee is an Operator located in Monterrey, Mexico, using this employee’s total compensation as calculated under applicable SEC rules. For fiscal 2024, the median of the annual total compensation of all our employees (other than Mr. Avinash and Mr. Duda) was $12,331. Our median annual total compensation reflects that the bulk of our employees are in countries that have much lower prevailing wages than the United States.
Mr. Avula replaced Mr. Duda as our Chief Executive Officer on January 29, 2024 and his annual total compensation reported in the Summary Compensation Table was $4,017,227. For purposes of this analysis, we annualized Mr. Avula’s salary and bonus, resulting in annual total compensation of $5,406,227. Based on these calculations, the pay ratio between our CEO and median employee is 438 to 1.
The assumptions used in the calculation of our estimated pay ratio are specific to our company and our employee population. As such, our pay ratio may not be comparable to the pay ratios of other companies, including companies in our compensation peer group.

PAY VS. PERFORMANCE
As required by SEC rules, we are providing the following information regarding the relationship between executive compensation and our financial performance for each of the last four completed fiscal years. In determining the “compensation actually paid” to our named executive officers in the table below, we are required to make various adjustments to amounts reported in the Summary Compensation Table for this year and in previous years, as the SEC’s valuation methods for this section differ from those required in the Summary Compensation Table. The “compensation actually paid” data reflected in the table below may not reflect amounts actually realized by our named executive officers.
For information concerning the decisions made by our Compensation Committee with respect to compensation for the named executive officers for each fiscal year, please see the Compensation Discussion and Analysis sections of this proxy statement and the proxy statements for the other fiscal years covered in the table below. A significant portion of “compensation actually paid” amounts shown relates to changes in values of unvested awards over the course of the reporting year. These unvested awards remain subject to significant risk from forfeiture conditions and possible future declines in value based on changes in our stock price. The ultimate values actually realized by our named executive officers from unvested equity awards will not be determined until the awards fully vest.
The following table summarizes compensation paid to our Chief Executive Officer serving as of the end of our fiscal year end (referred to in the tables below as our PEO) and our former Chief Executive Officer (referred to in the tables below as our former PEO) as set forth in our Summary Compensation Table, the adjusted values of compensation actually paid to our PEO and former PEO, average compensation paid to our named executive officers other than our PEO and former PEO as set forth in our Summary Compensation Table, and the adjusted values of average compensation actually paid to such other named executive officers, each as calculated in accordance with SEC rules, as well as certain Company and peer group performance measures, in each case for the four fiscal years ended April 27, 2024.
Fiscal Year	Summary Compensation Table Total for PEO ($)(1)	Compensation Actually Paid to PEO ($)(2)	Summary Compensation Table Total for Former PEO ($)(1)	Compensation Actually Paid to Former PEO ($)(2)	Average Summary Compensation Table Total for Non-PEO NEOs ($)(3)	Average Compensation Actually Paid to Non-PEO NEOs ($)(2)	Value of Initial Fixed $100 Investment Based On:		Net Income ($ In Millions)(6)	EBITDA ($ In Millions)(7)
							Total Shareholder Return ($)(4)	Peer Group Total Shareholder Return ($)(5)
2024	4,017,227	2,662,627	2,206,047	(5,346,078)	807,926	228,210	46	187	(123.3)	(53.5)
2023	—	—	3,088,086	1,730,586	1,213,051	960,800	149	169	77.1	142.3
2022	—	—	2,297,776	2,177,776	933,371	907,572	160	158	102.2	174.6
2021	—	—	13,331,554	19,575,304	3,200,990	4,539,230	159	171	122.3	191.6
(1)
Mr. Duda was the CEO from the start of fiscal 2021 through January 29, 2024. Mr. Avula was appointed CEO on January 29, 2024 and held that position at our fiscal year end. These amounts reflect the total compensation reported for Mr. Avula or Mr. Duda, as applicable, in the “Total” column of the Summary Compensation Table for the relevant fiscal year.

(2)
The chart below details the additions to and deductions from the total compensation reported for Mr. Avula, Mr. Duda, and the other NEOs as a group in the Summary Compensation Table in order to calculate and reflect the adjusted values of the Compensation Actually Paid for fiscal year 2024.

	Fiscal 2024
	PEO	Former PEO	Average of other NEOs
Summary Compensation Table Total	$4,017,227	$2,206,047	$807,926
Adjustments:
Deduction for amounts reported under the “Stock Awards” column in the Summary Compensation Table	($3,125,000)	—	—
Increase based on ASC 718 fair value of awards granted during fiscal year that remain unvested as of fiscal year end, determined as of fiscal year end	$1,770,400	—	—
Increase based on ASC 718 fair value of awards granted during fiscal year that vested during fiscal year, determined as of vesting date	—	—	—
Increase (decrease) for awards granted prior to fiscal year that were outstanding and unvested as of fiscal year end, determined based on change in ASC 718 fair value from prior fiscal year end to fiscal year end	—	—	$(579,716)

	Fiscal 2024
	PEO	Former PEO	Average of other NEOs
Increase (decrease) for awards granted prior to fiscal year that vested during fiscal year, determined based on change in ASC 718 fair value from prior fiscal year end to vesting date	—	$(7,552,125)	—
Deduction of ASC 718 fair value of awards granted prior to fiscal year that were forfeited during fiscal year, determined as of prior fiscal year end	—	—	—
Compensation Actually Paid	$2,662,627	$(5,346,078)	$228,210
(3)
These amounts reflect the average total compensation reported for the Company’s named executive officers as a group (excluding Mr. Avula and Mr. Duda) in the “Total” column of the Summary Compensation Table for each corresponding year. The Non-PEO named executive officers are comprised of the following: fiscal 2024 – Mr. Tsoumas, Ms. Barry, Mr. Martin and Mr. Shetty; fiscal 2023 - Mr. Tsoumas, Mr. Khoury, Ms. Barry and Ms. Vyverberg; and fiscal 2022 and 2021 - Mr. Tsoumas, Mr. Khoury, Ms. Barry and Mr. Martin.

(4)	Total Shareholder Return (TSR) assumes that $100 was invested in the Company’s common stock beginning on May 3, 2020 and that all dividends and distributions were reinvested on a quarterly basis.
(5)
The peer group is made up of the same 15 companies in our peer group used for executive compensation benchmarking as described above under “Market Benchmarking and Positioning of Fiscal 2024 Executive Compensation.” Peer group TSR is calculated under the same assumptions as Company TSR.

(6)	Reflects “Net income” in the Company’s Consolidated Income Statements included in the Company’s Annual Reports on Form 10-K for each of the applicable fiscal years.
(7)
EBITDA was selected as the additional metric to be included in the table above (as the Company-Selected Measure under applicable SEC rules), as the financial performance measure that, in the Company’s assessment, represents the most important performance measure not otherwise required to be disclosed in the table and used by the Company to link executive compensation to Company performance. A detailed EBITDA reconciliation for our fiscal years 2024 and 2023 can be found in our fourth quarter 2024 earnings release included as Exhibit 99.1 to the Company’s Current Report on Form 8-K furnished with the SEC on July 11, 2024.

Relationship of Compensation Actually Paid to Financial Measures. The following charts compare the relationship of the compensation actually paid to Mr. Avula and Mr. Duda and the average compensation actually paid to our named executive officers other than Mr. Avula and Mr. Duda to the respective financial measures set forth therein, for the periods indicated.

Most Important Financial Performance Measures. The three items listed below are the most important financial performance measures we used in fiscal 2024 to determine compensation for our named executive officers, as further described above in the Compensation Discussion & Analysis section under “Components of Fiscal 2024 Compensation.”
•	EBITDA
•	New business bookings
•	Gross margin

TRANSACTIONS WITH RELATED PERSONS
Review of Transactions with Related Persons. If applicable, our Audit Committee or another independent body of the Board of Directors reviews transactions with related persons and potential conflict of interest situations in accordance with the Audit Committee Charter, our Code of Business Conduct and NYSE listing rules. Related persons include our directors, executive officers, and persons or entities that beneficially own more than 5% of our outstanding common stock and their respective immediate family members as defined in applicable SEC regulations. We do not have a separate written policy regarding related party transactions. Our Code of Business Conduct states that conflicts of interest are prohibited, except as approved by our Board of Directors. In reviewing any such transaction, our Audit Committee and Board of Directors consider the rationale for entering into the transaction, alternatives to the transaction, whether the transaction is on terms at least as fair to Methode as would be the case were the transaction entered into with a third party, and other relevant factors.
Transactions Since the Beginning of Fiscal 2024. We engaged AlixPartners LLP to perform certain consulting services for the Company through an Agreement for Consulting Services dated March 1, 2024 and several subsequent addenda to that agreement. Subsequent to the initiation of that engagement, during the period from May 7, 2024 through the commencement of employment of our new Chief Executive Officer on July 15, 2024, we engaged Kevin Nystrom, Partner and Managing Director of AlixPartners, to serve as our interim Chief Executive Officer. In connection with the interim services provided by Mr. Nystrom, we agreed to pay AlixPartners an additional consulting fee of $70,000 per week and agreed to indemnify AlixPartners against certain liabilities in connection with the engagement. In addition, upon the retirement of our Chief Financial Officer on July 12, 2024, we engaged David Rawden, Director at AlixPartners, to serve as our interim Chief Financial Officer pending our identification and hiring of a permanent successor. In connection with the interim services provided by Mr. Rawden, we have agreed to pay AlixPartners an additional consulting fee of $50,000 per week and agreed to indemnify AlixPartners against certain liabilities in connection with the engagement. Either the Board of Directors of the Company, consisting entirely of independent directors, or our Audit Committee, has reviewed and approved the material terms and conditions of the services to be performed by AlixPartners since May 7, 2024, the date of Mr. Nystrom’s appointment as interim Chief Executive Officer. In each case, the approval was provided after considering to the extent applicable, whether the terms are no less favorable than terms that would be generally available to an unaffiliated third party under the same or similar circumstances, the extent of Messrs. Nystrom’s and Rawden’s interest in the transaction, and other factors the Board or Audit Committee considered relevant. In the fiscal year ended April 27, 2024, the Company recognized approximately $1.4 million of expense for consulting services provided by AlixPartners. In the first quarter of fiscal 2025, the Company expects to recognize approximately $3.5 million of expense for consulting services provided by AlixPartners.

OTHER INFORMATION
Delinquent Section 16(a) Reports
Under the securities laws, our directors and executive officers are required to report their initial ownership of our common stock and any subsequent changes in that ownership to the SEC. Specific due dates for these reports have been established and we are required to disclose in this proxy statement if a director or executive officer filed a late report. During fiscal 2024, all such reports were timely filed. In making these disclosures, we have relied solely on written representations of our directors and executive officers and copies of the reports filed with the SEC.
Availability of Annual Report
Methode is providing its 2024 Annual Report on Form 10-K to stockholders who receive this proxy statement. Methode will provide copies of these materials to brokers, dealers, banks, voting trustees and their nominees for the benefit of the beneficial owners of record. Additional copies of this proxy statement and the 2024 Annual Report on Form 10-K are available, without charge, upon written request to Methode Electronics, Inc., 8750 West Bryn Mawr Avenue, Suite 1000, Chicago, Illinois 60631, Attention: Chief Financial Officer. You may also review Methode’s SEC filings by visiting the Investors page of our website at methode.com.
Stockholder Proposals and Director Nominations
If you wish to submit a stockholder proposal for inclusion in our proxy materials for our 2025 Annual Meeting, our Corporate Secretary must receive your proposal no later than March 31, 2025. Your proposal must be in writing and must comply with the proxy rules of the SEC.
Our advance notice by-law provisions require that any stockholder proposal or director nomination to be presented from the floor of our 2025 Annual Meeting must be received by our Corporate Secretary not later than the close of business on the 60th day nor earlier than the close of business on the 90th day prior to September 11, 2025 (the first anniversary of the preceding year’s Annual Meeting). If the date of our 2025 Annual Meeting is more than 30 days before or more than 60 days after September 11, 2025, stockholder proposals must be delivered no earlier than the 90th day prior to such date and not later than the later of the 60th day prior to such date or the 10th day following our public announcement of the date for such Annual Meeting. Any stockholder proposal must be, under law, an appropriate subject for stockholder action to be brought before the meeting. In addition, in order to present a stockholder proposal or nominate a director at our 2025 Annual Meeting, the stockholder must satisfy certain other requirements set forth in our Amended and Restated By-Laws. Stockholder proposals and director nominations should be directed to the Corporate Secretary of Methode Electronics, Inc. at 8750 West Bryn Mawr Avenue, Suite 1000, Chicago, Illinois 60631.
In addition to satisfying the foregoing requirements under our amended and restated by-laws, stockholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than July 13, 2025 (or, if our 2025 Annual Meeting is more than 30 days before or after September 11, 2025, by the later of 60 days prior to the date of the meeting or the tenth day following public disclosure of the date for such Annual Meeting).
Other Matters
Neither our Board of Directors nor management knows of any other business that will be presented at the Annual Meeting. Should any other business properly come before the Annual Meeting, the persons named in the proxy will vote on such matters in accordance with their best judgment.
By Order of the Board of Directors,

Walter J. Aspatore Chairman
Chicago, Illinois
July 29, 2024

SCAN TO VIEW MATERIALS & VOTE

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com or scan the QR Barcode above**

Use the internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Daylight Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/MEI2024**

You may attend the meeting via the internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Daylight Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V53182-P14540 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

METHODE ELECTRONICS, INC.

The Board of Directors recommends you vote FOR the following:

1. Election of Directors

Nominees:	**For**	**Against**	**Abstain**
1a. David P. Blom	☐	☐	☐
1b. Therese M. Bobek	☐	☐	☐
1c. Brian J. Cadwallader	☐	☐	☐
1d. Bruce K. Crowther	☐	☐	☐
1e. Darren M. Dawson	☐	☐	☐
1f. Jonathan B. DeGaynor	☐	☐	☐
1g. Janie Goddard	☐	☐	☐
1h. Mary A. Lindsey	☐	☐	☐
1i. Angelo V. Pantaleo	☐	☐	☐
1j. Mark D. Schwabero	☐	☐	☐

The Board of Directors recommends you vote FOR proposals 2 and 3.	**For**	**Against**	**Abstain**
2. The ratification of the Audit Committee's selection of Ernst & Young LLP to serve as our independent registered public accounting firm for the fiscal year ending May 3, 2025.	☐	☐	☐
3. The advisory approval of Methode's named executive officer compensation.	☐	☐	☐

NOTE: To vote upon such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

V53183-P14540

METHODE ELECTRONICS, INC.
This proxy is solicited by the Board of Directors
Annual Meeting of the Stockholders

The undersigned hereby appoints Walter J. Aspatore, Mark D. Schwabero and Kerry A. Vyverberg, and each of them, with full power of substitution, as proxies to vote all shares of Methode Electronics, Inc. common stock which the undersigned is entitled to vote at the Annual Meeting of Methode Electronics, Inc. to be held via live webcast at www.virtualshareholdermeeting.com/MEI2024 on Wednesday, September 11, 2024 at 11:00 a.m., Central Daylight Time, and at any adjournment or postponement thereof.

This proxy when properly signed will be voted in the manner directed herein by the undersigned stockholder. IF NO DIRECTION IS PROVIDED, THIS PROXY WILL BE VOTED AS RECOMMENDED BY THE BOARD OF DIRECTORS. If other business is properly presented at the Annual Meeting, this proxy shall be voted in accordance with the best judgment of the persons named as proxies above.

Continued and to be signed on reverse side